UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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OraSure Technologies, Inc.

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Notice of 2015 Annual Meeting of Stockholders and Proxy Statement

Our vision is to be a recognized global leader focused on providing innovative diagnostic solutions with substantial value to existing and emerging healthcare needs.

We will work toward making this vision a reality by focusing on unmet healthcare needs, leveraging our proprietary technology and cutting-edge expertise, to continually develop accurate, versatile and easy-to-use diagnostic products. Our products will enable the delivery of crucial information – empowering patients to make critical decisions to improve and protect their health.

Dear Fellow Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders to be held on Monday, May 11, 2015, at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015 at 10:00 a.m. Eastern Time. Our Board of Directors and Executive Team look forward to greeting those present. If you cannot attend in person, we are pleased to offer a live webcast of the Annual Meeting, which you can access by going to www.virtualshareholdermeeting.com/OSUR2015.

Pursuant to the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the internet, a Notice of Internet Availability of Proxy Materials (the “Notice”) has been sent to you on or about April 1, 2015. The Notice contains information on how to access copies of the proxy materials and vote your shares.

At the meeting, you will be asked to (i) elect three Class III Directors to serve on the Board of Directors until the Annual Meeting of Stockholders in 2018; (ii) ratify the appointment of KPMG LLP as our independent registered public accounting firm for the 2015 fiscal year; (iii) approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in these materials; and (iv) transact such other business as my properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The Board of Directors has approved the nominees for Director and recommends that you vote FOR their election to the Board. In addition the Board of Directors recommends that you vote FOR the ratification of KPMG’s appointment, and FOR the Company’s executive compensation.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting in person, we urge you to submit your vote as soon as possible. You will have the option to vote by telephone, via the internet, or by completing, signing, dating and returning a paper Proxy Card. Additional details on these options can be found in the Notice sent to you and in the other proxy materials. You may, of course, attend the Annual Meeting and vote in person regardless of whether you have previously voted by phone, the internet or mail.

We look forward to seeing you at the meeting.

Sincerely yours,

Douglas A. Michels

President and Chief Executive Officer

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

OF ORASURE TECHNOLOGIES, INC.

To our Stockholders:

The 2015 Annual Meeting of Stockholders of OraSure Technologies, Inc. will be held at the following location and for the following purpose:

Monday, May 11, 2015 at 10:00 a.m. Eastern Time

ArtsQuest Center at SteelStacks 101 Founders Way Bethlehem, Pennsylvania 18015

1.     To elect three Class III Directors, each to serve for a term expiring at the Company’s Annual Meeting of Stockholders in 2018;

2.     To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2015;

3.     To approve, by an advisory (non-binding) vote, the compensation of the Company’s named executive officers as disclosed in the Proxy Statement accompanying this Notice; and

4.     To consider such other business as may properly come before the meeting or any adjournment(s) or postponement(s) hereof.

Only holders of shares of our Common Stock of record at the close of business on March 19, 2015 will be entitled to vote at the Annual Meeting of Stockholders and any adjournment(s) or postponement(s) thereof. Additional information is included in the Proxy Statement accompanying this Notice.

By order of the Board of Directors,

Jack E. Jerrett

Secretary

April 1, 2015

Bethlehem, Pennsylvania

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the Annual Meeting, you are urged to vote your shares as promptly as possible by telephone, via the internet, or by completing, signing, dating and returning a paper Proxy Card, as described in the attached Proxy Statement. Voting by phone, the internet or mail does not deprive you of your right to attend the Meeting and to vote your shares in person.

PROXY STATEMENT

We are providing these Proxy Materials to stockholders of OraSure Technologies, Inc., a Delaware corporation (as used herein, “we,” “us,” “our” or the “Company”), in connection with the Company’s solicitation of proxies (each, a “Proxy”) for use at the Annual Meeting of Stockholders to be held on May 11, 2015, at 10:00 a.m. Eastern Time, at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting”).

As a stockholder, you are invited to attend the Annual Meeting and are requested to vote on the matters described in this Proxy Statement. For your convenience, we are pleased to offer a live webcast of our Annual Meeting which you can access by going to www.virtualshareholdermeeting.com/OSUR2015. The webcast will end after the formal portion of the meeting is adjourned and will not include the presentation by management or the question and answer session provided only for those present in person at the Annual Meeting.

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

2015 ANNUAL MEETING INFORMATION

• Date and Time:	Monday, May 11, 2015 10:00 a.m. (ET)

• Location:	ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, PA 18015

• Record Date:	March 19, 2015

2014 BUSINESS HIGHLIGHTS

•      2014 consolidated net revenues of $106.5 million - 8% growth over 2013.

•      2014 consolidated net loss improved 59% over 2013.

•      $7.5 million in cash generated from operations in 2014. Almost $98.0 million in cash at year-end.

•      Gross margin of 63% in 2014, compared to 59% in 2013.

•      Common Stock price increased 61% during 2014.

•      Molecular collection systems revenues grew 17% over 2013.

•      Entered into an HCV co-promotion agreement with AbbVie during 2014.

In 2014, we exceeded $100 million in revenues for the first time in history. Our stock price increased 61% for the year, in part due to the strong revenue growth of our molecular collection systems and OraQuick® HCV businesses, the AbbVie co-promotion agreement and more cost-effective promotion of our OraQuick® In-Home HIV test.

•      HCV product sales grew 42% over 2013.

•      Total HCV-related revenues (including AbbVie payments) were $14.8 million, or 14% of 2014 net consolidated revenues.

•      Generated $45.1 million in revenues from newest business lines (i.e. DNA Genotek, HCV-related and HIV-OTC).

•      Implemented more cost effective promotional strategy for the OraQuick® In-Home HIV test.

•      Launched new Intercept i2TM collector and a NIDA-5 panel of fully-automated, high-throughput oral fluid drug assays in the U.S.

•      Substantial progress in developing a rapid, point-of-care Ebola test.

CORPORATE GOVERNANCE HIGHLIGHTS

•      Comprehensive Code of Business Conduct and Ethics applies to Board and Management.

•      Corporate Governance Principles in place to address important governance matters.

•      Independent Chairman of the Board of Directors (the “Board”).

•      Six (6) of eight (8) members of the Board (“Directors”) are independent as defined by the Securities and Exchange Commission (“SEC”) and the NASDAQ Stock Market (“NASDAQ”).

•      All committees of the Board consist solely of independent Directors.

•      Regular executive sessions of independent Directors.

•      Robust stockholder engagement through investor roadshows, investor conferences and other outreach.

•      High level of Board and Committee meeting attendance during 2014.

•      All Directors attended 2014 Annual Meeting of Stockholders.

•      Adopted enhanced stock ownership and retention guidelines for Directors and executive officers.

•      Policy prohibiting short sales, hedging and pledging of our Common Stock.

•      Compensation recoupment or “clawback” policy.

•      Strong “pay-for-performance” compensation philosophy.

•      Insider trading policy to prevent improper trading in our stock by Directors and employees.

•      Oversight of risk management by Directors.

STOCKHOLDER VOTING MATTERS AND BOARD VOTING RECOMMENDATIONS

Proposals	Board Recommendation	Page Reference for More Detail
1) Election of Directors	FOR	65
2) Ratification of Appointment of Independent Registered Public Accounting Firm	FOR	68
3) Advisory (Non-Binding) Vote to Approve Executive Compensation	FOR	69

Proposal No. 1 – Election of Directors

The following table provides summary information about each of our nominees for Class III Directors, whose new terms would expire at the 2018 Annual Meeting of Stockholders:

Name	Age	Director Since	Principal Occupation	Independent[1]	Committee Memberships			Other Current Public Boards
					AC	CC	NC GC
Michael Celano	56	2006	Chief Financial Officer of DrugScan, Inc.	Yes				—
Douglas A. Michels	58	2004	President and Chief Executive Officer of the Company	No				1
Charles W. Patrick	60	2006	Principal, Patrick Consulting	Yes				—

AC = Audit Committee	CC = Compensation Committee	NCGC = Nominating & Corporate Governance Committee

= Member	= Chair

1As defined by the SEC and NASDAQ.

Proposal No. 2 – Ratification of Appointment of Independent Registered Public Accounting Firm

Our Board and its Audit Committee have selected KPMG LLP (“KPMG”) to be our independent registered public accounting firm for the 2015 fiscal year. The Board believes KPMG is well qualified to serve in this capacity and is recommending that the engagement of KPMG be ratified by our stockholders.

Proposal No. 3 – Advisory (Non-Binding) Vote to Approve Executive Compensation

It takes commitment from all the talented people throughout our Company to manage the many facets of our business. We believe that we have the right executive team in place, and we have designed our compensation programs to enable us to attract, retain and reward our executives for delivering value to stockholders over the long-term. Therefore, we are asking our stockholders to approve, by an advisory (non-binding) vote, the compensation of our named executive officers (“NEOs”).

Our compensation programs are designed to focus and reward our executives for balancing both short and long-term priorities. To fulfill this mission, we have a strong pay-for-performance philosophy that forms the foundation for executive compensation decisions made by our Board and the Compensation Committee of the Board (the “Compensation Committee”). In addition, our compensation decisions are designed to align the interests of our executives with the interests of our stockholders and incorporate strong corporate governance principles.

The Compensation Discussion and Analysis portion of this Proxy Statement (the “CD&A”) contains a detailed description of our executive compensation philosophy and program, the compensation decisions the Board and Compensation Committee have made under that program and the factors considered in making those decisions, focusing on the compensation of our NEOs for the year ended December 31, 2014, who were:

Douglas A. Michels, President and Chief Executive Officer;
Ronald H. Spair, Chief Financial Officer and Chief Operating Officer;
Anthony Zezzo, II, Executive Vice President, Marketing and Sales;
Jack E. Jerrett, Senior Vice President, General Counsel and Secretary; and
Mark L. Kuna, Senior Vice President, Finance, Controller and Assistant Secretary

At our 2014 Annual Meeting, we did not receive a majority vote approving the compensation paid to our NEOs for the 2013 fiscal year as disclosed in our 2014 Proxy Statement. In addition, at our 2013 Annual Meeting of Stockholders (the “2013 Annual Meeting”), we did not receive a majority vote approving the compensation paid to our NEOs for the 2012 fiscal year as described in our 2013 Proxy Statement. The Board and our management take seriously the results of each “say-on-pay” (“SOP”) vote and the views of our stockholders regarding executive compensation. Accordingly, following each of those votes we instituted an outreach effort to contact our stockholders in order to obtain their views on the reasons for the vote and to solicit their input on other aspects of our compensation practices. As part of that effort, we engaged with stockholders who, in the aggregate, beneficially owned approximately 30% of our outstanding Common Stock to understand their concerns. Based on that input and the advice of a newly engaged compensation consultant, we made several important changes to our executive compensation program that we believe directly respond to the concerns of our stockholders. The CD&A provides additional detail regarding the results of this outreach effort, the input received from our stockholders and the important actions we have taken in response to that input.

Compensation Components

We believe that all components of our executive compensation program are strongly tied to performance of both the Company and our executives. These components consist of the following:

Base Salary	Salaries are based on position relative to market and individual performance and contribution.
Annual Cash Incentive Bonus

Annual incentive cash bonuses reflect market-based targets and are contingent upon (i) achievement of corporate financial objectives, which are used to determine overall bonus pool funding, and (ii) the executive’s individual performance against pre-determined objectives, which are used to determine individual bonus payouts.

Long-term Incentive Plan (LTIP)	Long-term incentive equity compensation reflects market-based targets with the value of individual awards contingent upon the executive’s individual performance against pre-determined objectives during the fiscal year prior to award. During 2014, over half of the value of equity awards to executives consisted of stock options, which provide no value to executives unless our stock price increases after the date of grant.

Compensation Highlights

We believe that compensation awarded to our executives for 2014 was closely aligned with performance. The Company’s financial results for 2014 represented a substantial improvement over 2013. Specifically, our 2014 consolidated net revenues reached a record high of $106.5 million and grew by 8% over 2014. This performance contributed to a 59% improvement to our consolidated net loss for the year. A particularly strong performing segment was our molecular collection systems business, which delivered revenues 17% higher in 2014 than in 2013. We also entered into a significant HCV co-promotion agreement with AbbVie during 2014 and our HCV business grew substantially, with 2014 net product revenues increasing 42% over 2013. Late in the year, we made substantial progress in the development of a potential new rapid Ebola test and ended 2014 with almost $98.0 million in cash on our balance sheet, which we can use for our future growth. These accomplishments helped drive a 61% increase in the price of our Common Stock during 2014.

The 2014 compensation for Mr. Michels, our President and Chief Executive officer (“CEO”), and Mr. Spair, our Chief Financial Officer and Chief Operating Officer (“CFO/COO”), increased by an amount that is in line with our performance. We believe these compensation levels are reasonable, given the substantially improved financial and stock performance during 2014.

Significant Actions Taken in Response to the 2014 SOP Vote

Following the negative SOP votes received at our 2013 Annual Meeting and 2014 Annual Meeting, the Compensation Committee engaged a new compensation consultant, Pay Governance, LLC (“Pay Governance”), to provide a fresh assessment of our compensation program and assistance in responding to the negative SOP votes. We also contacted stockholders who, in the aggregate, beneficially owned approximately 30% of our outstanding Common Stock, along with ISS Proxy Advisory Services and Glass Lewis & Co., two leading proxy advisory firms to solicit their views and concerns regarding our compensation program. Based on advice from Pay Governance and input from the stockholders we contacted, the Board and Compensation Committee adopted several important changes to our program in order to more closely align compensation and performance for our executives.

Changes Going Forward	Effective	Discussed on Page
Modified long-term incentive awards to include 50% performance-vested equity.	2015	33
Eliminated excise tax gross-up in all NEO employment agreements and changed “single trigger” change-in-control severance to “double trigger” in CEO agreement.	2015	33
Adopted increased stock ownership/retention requirements for executives.	2015	34
Limited Board’s ability to make discretionary adjustments to annual incentive bonus pool funding (+/- 10%).	2015	34
Appointed new Compensation Committee Chairman.	2014	35

Additional Key Features of Our Executive Compensation Program

We believe other key features of our compensation program further illustrate our commitment to pay-for-performance, the strong alignment of our executives’ interests with those of our stockholders and strong corporate governance. The more significant of these features are summarized below:

•     Compensation is predominantly performance-based.

•     Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.

•     Threshold financial performance objectives for annual bonus pool funding are set at levels that meet or exceed actual financial performance for the prior fiscal year.

•     Equity awards provide long-term incentive with three to four year vesting.

•     Total compensation targeted at 50th percentile of peer group.

•     Use of peer company benchmarking and tally sheets.

•     Compensation recoupment policy.

•     No hedging or pledge of our Common Stock.

•     Robust stockholder outreach on compensation/governance matters.

QUESTIONS AND ANSWERS ABOUT THE 2015

ANNUAL MEETING AND VOTING

1.	WHY DID I RECEIVE THESE PROXY MATERIALS?

Our Board of Directors (the “Board of Directors” or the “Board”) is furnishing Proxy Materials, including this Proxy Statement, the Proxy Card and the Company’s Annual Report to Stockholders for the year ended December 31, 2014 (“2014 Annual Report”), to our stockholders in order to solicit Proxies to be voted at the Annual Meeting. Each stockholder can access these documents on the internet in accordance with the rules and regulations of the SEC. On or about April 1, 2015, we mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to each stockholder at the holder’s address of record, indicating that this Proxy Statement is now available to our stockholders of record entitled to vote at the Annual Meeting.

SEC rules permit us to deliver only one copy of the Notice or a single set of Proxy Materials to multiple stockholders sharing the same address. Upon written or oral request, we will deliver separate Notices and/or copies of our 2014 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of the Notice was delivered. Stockholders may notify the Company of their requests by calling or writing us at OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary; (610) 882-1820.

All stockholders and beneficial holders have the ability to access a copy of our Proxy Materials on the internet at the website referred to in the Notice. Stockholders will not receive printed copies of the Proxy Materials unless they request those copies. The Notice also instructs stockholders as to how to submit a Proxy through the internet. If you would like to receive a paper or e-mail copy of your Proxy Materials, you should follow the instructions for requesting such materials included in the Notice. We will pay the entire cost of preparing, assembling, printing, mailing and distributing these Proxy Materials and soliciting votes. If you choose to access the Proxy Materials and/or vote over the internet, you are responsible for any internet access charges you may incur.

2.	WHAT IS A PROXY?

A Proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a Proxy or a Proxy Card.

Jack E. Jerrett and Mark L. Kuna have been designated as proxies by the Board of Directors for the Annual Meeting.

3.	WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The record date for the Annual Meeting is March 19, 2015 (the “record date”). The record date is established by the Board of Directors as required by Delaware law. Only stockholders of record at the close of business on the record date are entitled to:

(a)	receive notice of the meeting; and
(b)	vote at the meeting and any adjournment(s) or postponement(s) of the meeting.

Each stockholder of record on the record date is entitled to one vote for each share of Common Stock held. On the record date, there were 57,111,671 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting.

4.	WHAT IS THE DIFFERENCE BETWEEN A STOCKHOLDER OF RECORD AND A STOCKHOLDER WHO HOLDS STOCK IN STREET NAME?

If your shares of stock are registered in your name on the books and records of our transfer agent, Computershare, Inc., you are a stockholder of record.

If your shares of stock are held for you in the name of your broker, bank or other nominee, your shares are held in street name. The answer to Question 7 describes brokers’ discretionary voting authority and when your broker, bank or other nominee is permitted to vote your shares of stock without instructions from you.

It is important that you vote your shares if you are a stockholder of record and, if you hold shares in street name, that you provide appropriate voting instructions to your broker, bank or other nominee as discussed in the answer to Question 7.

5.	HOW CAN I VOTE MY SHARES AT THE ANNUAL MEETING?

All stockholders have a choice of voting via the internet, over the telephone or by completing and mailing a paper Proxy Card, as described below.

Voting via the Internet or by Telephone. Stockholders of record desiring to vote online via the internet or by telephone prior to the Annual Meeting, should go to www.proxyvote.com or call the toll free number indicated on the Proxy Card or Notice. You may vote via the internet or by telephone provided you do so by 11:59 p.m. Eastern Time (8:59 p.m. Pacific Time) on May 10, 2015. Stockholders who attend the Annual Meeting via the internet may vote their shares at that time up to and during the Annual Meeting by following the instructions at www.virtualshareholdermeeting.com/OSUR2015.

Street name holders may vote via the internet or by telephone if their brokers, banks or other nominees make those methods available. If that is the case, each broker, bank or nominee will include instructions with the Notice or Proxy Statement.

The telephone and internet voting procedures, including the use of control numbers, are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that your instructions have been recorded properly.

If you vote via the internet, you should understand that you will be responsible for any costs associated with this method of voting, such as usage charges from internet access providers and telephone companies.

Voting by Mail. If you desire to vote by using a paper Proxy Card instead of by telephone or via the internet, you will need to either print a copy of the Proxy Card from the website indicated in your Notice or follow the instructions in your Notice to request that a paper copy be sent to you. You will then need to complete, sign, date and return the Proxy Card, as described on the Proxy Card. Street name holders should complete and return the voting card provided by their broker, bank or nominee.

In Person. All stockholders of record may vote in person at the Annual Meeting. Submitting a Proxy via the internet, over the telephone or by mail will not affect your right to withdraw your Proxy and vote in person at the Annual Meeting, provided that you follow the admission procedures described in the answer to Question 12.

6.	HOW WILL MY SHARES BE VOTED IF I SEND IN A PROXY?

If you are represented by a properly executed Proxy, whether delivered by phone, the internet or mail, your shares will be voted in accordance with your instructions.

If you do not provide instructions with your Proxy, your shares will be voted according to the recommendations of our Board as stated on the Proxy.

7.	WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Stockholders of Record: If you are a stockholder of record, your shares will not be voted if you do not provide your Proxy unless you vote in person at the Annual Meeting. It is, therefore, important that you vote your shares.

Street Name Holders: If your shares are held in street name and you do not provide your signed and dated voting instruction form to your bank, broker or other nominee, your shares may be voted by your broker, bank or other nominee but only under certain circumstances. Specifically, under NASDAQ rules, shares held in the name of your broker, bank or other nominee may be voted by your broker, bank or other nominee on certain “routine” matters if you do not provide voting instructions.

At the upcoming Annual Meeting, only the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is considered a “routine” matter for which brokers, banks or other nominees may vote uninstructed shares. The other proposals to be voted on at our Annual Meeting (specifically, the election of Director nominees and the advisory vote to approve the compensation of the Company’s NEOs) are not considered “routine” under NASDAQ rules, so the broker, bank or other nominee cannot vote your shares on any of these proposals unless you provide to the broker, bank or other nominee voting instructions for each of these matters. If you do not provide voting instructions on these matters, your shares will not be voted on the matter, which is referred to as a “broker non-vote.” It is, therefore, important that you vote your shares.

8.	HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

Your shares are counted as present at the meeting if you attend the meeting and vote in person or if you properly return a Proxy by internet, telephone or mail. In order for us to conduct our Annual Meeting, a majority of our outstanding shares of Common Stock as of March 19, 2015, must be present in person or by Proxy at the meeting. This is referred to as a quorum. Broker non-votes, votes withheld and abstentions are included in determining whether there are a sufficient number of shares present to constitute a quorum.

9.	HOW CAN I REVOKE A PROXY?

You can revoke a Proxy before the completion of voting at the Annual Meeting by:

(a)	Giving written notice to the Corporate Secretary of the Company;

(b)	Delivering a later-dated Proxy; or

(c)	Voting in person at the meeting.

10.	WHAT ITEMS WILL BE VOTED ON AT THE ANNUAL MEETING?

At the Annual Meeting, action will be taken on the matters set forth in the accompanying Notice of Annual Meeting of Stockholders and described in this Proxy Statement. The Board knows of no other matters to be presented for action at the Annual Meeting.

If any other matters do properly come before the Annual Meeting, the persons named in the Proxy Card will have discretionary authority to vote on those matters in accordance with their best judgment.

11.	WHO WILL PAY THE COST OF THIS PROXY SOLICITATION?

Solicitation of Proxies is made on behalf of the Board. The cost of soliciting Proxies will be borne by us. In addition to solicitations by e-proxy and/or by mail, certain of our Directors, officers and regular employees may solicit Proxies personally or by telephone or other means without additional compensation.

We have also engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to provide proxy solicitation services at an estimated fee of $7,500 plus expenses.

Arrangements will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of stock held of record by such persons, and we will, upon request, reimburse them for their reasonable expenses in so doing.

12.	HOW DO I OBTAIN ADMISSION TO THE ANNUAL MEETING?

All stockholders must observe the following rules for admission to the Annual Meeting:

•	Only stockholders or their legal Proxy holders may attend the Annual Meeting.
•	Guests of either stockholders or their legal Proxy holders will not be admitted.
•	Seating is available on a first-come basis.
•	All persons wishing to attend must present a form of government-issued photo identification.
•

If you are a stockholder of record, you must present one of the following items: (i) the admission ticket that is attached to your Proxy Card delivered as part of your Proxy Materials; (ii) a copy of your Computershare account statement indicating your ownership of the Company’s Common Stock; (iii) the Notice Regarding the Availability of Proxy Materials, if you received one; or (iv) an admission ticket provided by the Company’s Corporate Secretary (see below). If you arrive without any of these items, we will admit you only if we are able to verify that you are a stockholder.

•

If you are a street name stockholder, you must present one of the following items: (i) the voting instruction form provided by your broker or other holder of record as part of your Proxy Materials; (ii) a copy of a recent bank or brokerage account statement indicating your ownership of the Company’s Common Stock; (iii) the Notice Regarding the Availability of Proxy Materials, if you received one; or (iv) an admission ticket provided by the Company’s Corporate Secretary (see below).

•

If you are not a stockholder but attending as Proxy for a stockholder, you must present (i) a valid legal Proxy; or (ii) an admission ticket provided by the Company’s Corporate Secretary (see below). If you plan to attend as Proxy for a stockholder of record, you must present a valid legal Proxy from the stockholder of record to you. If you plan to attend as Proxy for a street name stockholder, you must present a valid legal Proxy from the stockholder of record (i.e. the bank, broker, or other holder of record) to the street name stockholder that is assignable and a valid legal Proxy from the street name stockholder to you. Stockholders may appoint only one Proxy holder to attend on their behalf.

If you would like to expedite your admission to the Annual Meeting, you may obtain an admission ticket in advance of the meeting by e-mailing the Company’s Corporate Secretary at corporatesecretary@orasure.com. When submitting your request, please include proof of ownership of Company’s Common Stock or a valid legal Proxy in conformance with the rules of admission described above. Please remember that if you attend the Annual Meeting with an admission ticket, you must still present a form of government issued photo identification to be admitted.

If you do not have access to e-mail or have other questions about the admission process, you may call Kimberly A. Smoyer, Assistant Secretary, at (610) 882-1820.

13.	ARE VOTES CONFIDENTIAL?

We will continue our long-standing practice of holding the votes of each stockholder in confidence from Directors, officers and employees, except: (a) as necessary to meet applicable legal requirements and to assert or defend claims for or against the Company; (b) in the case of a contested proxy solicitation; (c) if a stockholder makes a written comment on the Proxy Card or otherwise communicates his or her vote to the Company; or (d) as needed to allow the independent inspectors of election to certify the results of the vote.

14.	WHO COUNTS THE VOTES?

We will continue, as we have for many years, to retain an independent inspector of election to receive and tabulate the Proxies and certify the results.

15.	MAY STOCKHOLDERS ASK QUESTIONS AT THE ANNUAL MEETING?

Yes. The Chairman will answer stockholders’ questions of general interest during the question and answer period of the meeting. In order to provide an opportunity for everyone who wishes to ask a question, each stockholder will be limited to two minutes.

Stockholders may ask a second question if all others have first had their turn and if time allows.

When speaking, stockholders must direct questions to the Chairman and confine their questions to matters that relate directly to the business of the meeting. Additional information regarding the conduct of the Annual Meeting, including the procedures for stockholders to ask questions, will be made available to all persons attending the Annual Meeting.

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 19, 2015, regarding the beneficial ownership of the Company’s Common Stock by (a) each person who is known by us to be the beneficial owner of more than five percent of the Common Stock outstanding; (b) each Director and nominee for election as Director; (c) each of our executive officers named in the Summary Compensation Table in this Proxy Statement; and (d) all of our Directors and executive officers as a group. Unless otherwise indicated, the address of each person identified below is c/o OraSure Technologies, Inc., 220 East First Street, Bethlehem, Pennsylvania 18015.

Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shares of Common Stock which a person has a right to acquire pursuant to the exercise of stock options held by that person that are exercisable within 60 days of March 19, 2015 are deemed to be outstanding for the purpose of computing the percentage ownership of that person, but are not deemed outstanding for computing the percentage ownership of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1,2]	Percent of Class
Wells Fargo & Company[3] 420 Montgomery Street San Francisco, CA 94104	5,731,568	10.0%
BlackRock, Inc.[4] 40 East 52nd Street New York, NY 10022	5,030,442	8.8%
Douglas A. Michels	1,602,141	2.8%
Ronald H. Spair[5]	751,473	1.3%
Roger L. Pringle[6]	313,055	*
Anthony Zezzo II	295,232	*
Douglas G. Watson	237,004	*
Jack E. Jerrett	234,201	*
Mark L. Kuna	197,573	*
Charles W. Patrick[5]	164,164	*
Michael Celano	144,318	*
Ronny B. Lancaster	96,355	*
Stephen S. Tang, Ph.D.	71,948	*
All Directors and executive officers as a group (11 people)	4,107,464	6.9%

*	Less than 1%

[1]	Subject to community property laws where applicable, beneficial ownership consists of sole voting and investment power except as otherwise indicated.

[2]

Includes shares subject to options exercisable within 60 days of March 19, 2015, as follows: Mr. Michels, 900,380 shares; Mr. Spair, 533,043 shares; Mr. Pringle, 175,552 shares; Mr. Zezzo, 188,977 shares; Mr. Watson, 80,000 shares; Mr. Jerrett, 172,276 shares; Mr. Kuna, 140,358 shares; Mr. Patrick, 70,000 shares; Mr. Celano, 70,000 shares; Mr. Lancaster, 50,000 shares; Dr. Tang, 40,000 shares; and all Directors and executive officers as a group, 2,420,586 shares. Also includes unvested restricted stock, as follows: Mr. Michels, 139,965 shares; Mr. Spair, 69,807 shares; Mr. Pringle, 12,987 shares; Mr. Zezzo, 37,759 shares; Mr. Watson, 19,480 shares; Mr. Jerrett, 29,654 shares; Mr. Kuna, 22,488 shares; Mr. Patrick, 12,987 shares; Mr. Celano, 12,987 shares; Mr. Lancaster, 12,987 shares; Dr. Tang, 12,987 shares; and all Directors and executive officers as a group, 384,088 shares.

[3]

Based on information contained in a Schedule 13G/A filed February 5, 2015 by Wells Fargo & Company (“Wells Fargo”), on behalf of certain of its subsidiaries. Wells Fargo has shared voting power with respect to 5,731,568 shares, sole voting power with respect to 2,592 shares, shared dispositive power with respect to 5,731,568 shares and sole dispositive power with respect to 2,592 shares.

[4]

Based on information contained in a Schedule 13G/A filed January 15, 2015, by BlackRock, Inc. (“BlackRock”) on behalf of certain of its subsidiaries. BlackRock has sole voting power with respect to 4,899,754 shares and sole dispositive power with respect to 5,030,442 shares.

[5]	Includes restricted shares contributed by the recipient to the OraSure Technologies, Inc. Deferred Compensation Plan, as follows: Mr. Spair, 106,767 shares; and Mr. Patrick, 17,505 shares.

[6]	Includes 1,500 shares owned by Mr. Pringle’s spouse.

Corporate Governance

Board Responsibility, Operation and Composition

The primary responsibility of the Board of Directors is to promote the long-term success of the Company. In fulfilling this role, each Director must exhibit good faith business judgment as to what is in the best interests of the Company. The Board is responsible for establishing broad corporate policies, setting strategic direction and overseeing management. The Company’s management is responsible for the day-to-day operations of the Company.

As of the date of this Proxy Statement, the Board consists of eight (8) Directors. The Board is divided into three classes with each class consisting, as nearly as may be possible, of one-third of the total number of Directors on the Board. At each Annual Meeting of Stockholders, the nominees for the class of Directors whose term is expiring at that annual meeting are elected for a three-year term. A Director holds office until the Annual Meeting of Stockholders for the year in which his or her term expires or until his or her successor is elected and duly qualified, subject to prior death, resignation, retirement, disqualification or removal. Each nominee for election at the Annual Meeting currently serves as a Director and was previously elected to the Board at the 2012 Annual Meeting of Stockholders.

The Board holds regular meetings typically in February, May, August and November with special meetings held as needed. The Board’s organizational meeting follows the Annual Meeting of Stockholders. The Board meets in executive session at all regularly scheduled meetings. The Board held ten meetings and acted by written consent on two occasions during the fiscal year ended December 31, 2014. Each member of the Board attended more than 75 percent of the combined total of meetings of the Board and of the Committees of the Board on which such member served during the period in the year in which he served as a Director.

The Board operates under our Code of Business Conduct and Ethics and our Corporate Governance Principles. A majority of our Directors are independent as required under applicable SEC and NASDAQ rules and the positions of Chairman of the Board and CEO of the Company are held by different individuals, with the Chairman being independent of management. Our Directors attended greater than 75% of all Board and Committee meetings during 2014.

Governance Guidelines and Code of Conduct

The Board has adopted Corporate Governance Principles which, along with the Charters for each of its Committees and the Company’s Code of Business Conduct and Ethics, provide a framework for the governance of the Company. The Company’s Corporate Governance Principles address matters such as the responsibilities and composition of the Board, Director independence and the conduct of Board and Committee meetings. The Company’s Code of Business Conduct and Ethics sets forth guiding principles of business ethics and certain legal requirements applicable to all Company employees and non-employee Directors. Copies of the current Corporate Governance Principles and Code of Business Conduct and Ethics are available on the Company’s website, www.orasure.com.

Independent Chairman

Currently, the Company’s Chief Executive Officer does not hold the position of Chairman of the Board as the Company believes it is appropriate for the Board to be led by an individual who is independent of management. Douglas G. Watson has served as the Chairman of our Board since March 2003. The Board has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having the positions of Chairman and Chief Executive Officer filled by different individuals. This allows the Chief Executive Officer to, among other things, focus on the Company’s day-to-day business, while allowing the Chairman to lead the Board in its fundamental role of providing advice and oversight of management. In the future, however, the Board may reconsider whether its Chief Executive Officer should also serve as Board Chairman.

Director Independence

Our Corporate Governance Guidelines require, among other things, that a majority of the members of the Board meet the independence requirements of the SEC and NASDAQ, on which our Common Stock is listed. Each year our Board, with assistance from the Nominating and Corporate Governance Committee, conducts a review of Director independence. The most recent annual review occurred in the first quarter of 2015, during which the Board considered transactions and relationships, if any, between each Director or any member of such Director’s immediate family and the Company. As a result of this review, the Board determined that Michael Celano, Ronny B. Lancaster, Charles W. Patrick, Roger L. Pringle, Stephen S. Tang, Ph.D., and Douglas G. Watson are “independent,” as that term is defined in the applicable rules of NASDAQ and the SEC. Only Douglas A. Michels and Ronald H. Spair were determined by the Board not to be independent because they are executive officers of the Company. Based on the foregoing, the Board of Directors is comprised of a majority of independent Directors.

Oversight of Risk Management

As part of its oversight of the Company’s operations, the Board and Audit Committee monitor the management of risks by the Company’s executives. The Audit Committee reviews the risks that the Company may face and receives reports from senior management on the nature of these risks and the procedures and processes in place to manage and mitigate such risks. Substantive areas of risk reviewed by the Audit Committee include financial, legal, regulatory, operational, information technology and employment matters. The Audit Committee provides a report to the full Board on the matters covered during each of its meetings, including its risk monitoring activities. In addition, senior management provides periodic reports to the full Board on the major risks facing the Company and the processes and procedures in place to manage such risks. Management also conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program, as described in greater detail in the Section of this Proxy Statement entitled, “Compensation Committee Matters.”

The Board and Audit Committee monitor the major risks facing the Company and the procedures and processes implemented by management to mitigate those risks. Members of all standing Committees of the Board are independent of management and meet applicable SEC and NASDAQ requirements. Our policy is that all Board members are expected to attend each Annual Meeting of Stockholders. The entire Board was present at the 2014 Annual Meeting.

Annual Meeting Attendance and Stockholder Communications

The Board has approved a policy concerning Board members’ attendance at our Annual Meeting of Stockholders and a process for security holders to send communications to members of the Board. A description of the Board’s policy on annual meeting attendance is provided on our website, at www.orasure.com. As a general matter, each Board member is expected to attend each Annual Meeting of Stockholders. Our 2014 Annual Meeting was attended by all members of the Board.

Security holders may communicate with the Board by sending their communications to OraSure Technologies, Inc. 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, fax: (610) 882-2275, email: corporatesecretary@orasure.com.

Committees of the Board

The Board currently has three standing committees – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Members of these committees are each “independent,” as defined in the Exchange Act and NASDAQ rules applicable to such Committees. In addition, the Board has determined that Michael Celano is an “audit committee financial expert,” as that term is defined by applicable rules of the SEC. Each committee operates pursuant to a written charter, copies of which are available on our website, www.orasure.com. The following summarizes the primary responsibilities of each standing committee:

Committee	Primary Responsibilities
Audit

The Audit Committee oversees the Company’s accounting and financial reporting process, internal controls and audits, and consults with management and the Company’s independent registered public accounting firm on, among other items, matters related to the annual audits, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee: (i) appoints, evaluates and retains our independent registered public accounting firm; (ii) maintains direct responsibility for the compensation, termination and oversight of our independent registered public accounting firm; (iii) evaluates the independent registered public accounting firm’s qualifications, performance and independence; (iv) approves all services provided to the Company by the independent registered public accounting firm; and (iv) maintains procedures for the receipt, retention and treatment, on a confidential basis, of complaints received by the Company, regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters.

Compensation

The Compensation Committee assists the Board in overseeing all types of compensation for our executive officers and non-employee Directors. Our compensation philosophy is to (i) reward executive officers for performance; (ii) align the interests of our executives with the interests of our stockholders; (iii) provide long-term incentives for our executive officers; and (iv) set compensation at levels sufficient to attract, retain and motivate high quality executives and to motivate them to contribute to our success. Except as prohibited by law, the Compensation Committee is authorized to delegate any of its responsibilities to subcommittees or individual members, as the Compensation Committee deems appropriate. A further discussion of our process for determining executive officer compensation is set forth in the “Compensation Committee Matters” and “Compensation Discussion and Analysis” Sections of this Proxy Statement.

Nominating & Corporate Governance

The Nominating and Corporate Governance Committee of the Board identifies, evaluates and recommends to the Board candidates for election or re-election to the Board and administers our Corporate Governance Guidelines. In evaluating candidates for the Board, the Nominating and Corporate Governance Committee will consider individuals recommended by members of the Nominating and Corporate Governance Committee or the Board of Directors, officers or employees of the Company, the Company’s security holders and other business contacts. The Nominating and Corporate Governance Committee may also consult with outside advisors or retain search firms to assist in the search for qualified candidates. Candidates recommended by security holders will be considered by the Nominating and Corporate Governance Committee in the same manner as candidates recommended by other sources, but only if the security holder makes a recommendation in accordance with the advance notification provisions set forth in the Company’s By-laws.

The following table sets forth the current members of each standing committee of the Board and the number of meetings and actions by written consent for each committee during 2014:

Director	Audit	Compensation	Nominating & Corporate Governance
Michael Celano
Ronny B. Lancaster
Douglas A. Michels
Charles W. Patrick
Roger L. Pringle
Ronald H. Spair
Stephen S. Tang, Ph.D.
Douglas G. Watson
2014 Meetings/Written Consents	8/0	8/3	4/0

= Member = Chair

Nomination of Directors

Our Bylaws provide that nominations for election to the Board may be made by the Board or by any stockholder entitled to vote for the election of Directors at the Annual Meeting. A stockholder’s notice of nomination must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, in the event that less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Corporate Secretary must set forth, with respect to the nominee, the name, age, business address, residence address, principal occupation or employment of the person, the class and number of shares of capital stock of the Company which are

Stockholders can nominate individuals to serve on the Board by following the procedures described in the Company’s By-Laws. Diversity is an important factor that is considered in evaluating new candidates for the Board. In determining whether incumbent Directors will be nominated for re-election, we evaluate the individual’s background, experience and prior service as a Director.

beneficially owned by the person, and any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Exchange Act. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address of the stockholder and such beneficial owner; (ii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by such stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iii) a description of any arrangements or understandings between such stockholder and beneficial owner and each proposed nominee and any other person (including their names) pursuant to which the nomination(s) are to be made by such stockholder and such beneficial owner or with respect to actions to be proposed or taken by such nominee if elected as a Director; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and (v) any other information relating to such stockholder and such beneficial owner that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of Directors, or may otherwise be required pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. We may also require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as a Director of the Company.

Director Qualifications

Although there is no formal policy governing Board diversity, the Nominating and Corporate Governance Committee considers diversity and other factors in evaluating new candidates for the Board. The term diversity is used broadly to include not only race, gender and national origin, but also any other factors determined to be relevant by the Nominating and Corporate Governance Committee based on the needs of the Board and Company, including independence, integrity, knowledge, judgment, character, leadership skills, education, industry experience, financial literacy, technical background, specialized expertise, and standing in the community. In evaluating incumbent Directors for re-election, the Nominating and Corporate Governance Committee considers that Director’s background, experience and overall service to the Company, including the number of meetings attended, level of participation, quality of performance and other factors deemed relevant by the Nominating and Corporate Governance Committee.

Insider Trading

We have a policy designed to prevent any trading in the Company’s Common Stock or other securities by a person while such person is in possession of material nonpublic information. This policy applies to Directors, executive officers and all other employees of the Company. The policy prohibits trading in the Company’s securities on the basis of material nonpublic information, requires preapproval for Directors, executive officers and all other employees of the Company of transactions in Company securities and establishes regular trading windows after each calendar quarter following the Company’s announcement of its quarterly financial results.

We have implemented several governance policies related to our Common Stock. Our Insider Trading Policy prohibits trading by Directors or employees who are in possession of undisclosed material information about the Company. Our policy also prohibits short-term, speculative transactions in our stock, such as hedging, pledging and short sales. We recently implemented enhanced stock ownership and retention guidelines for our CEO and other executives.

Prohibition Against Short Sales, Hedging and Pledging

We believe it is inappropriate for any employee or member of the Board to engage in short-term or speculative transactions involving Company securities. As a result, our insider trading policy prohibits Directors, executive officers and all other employees of the Company from entering into these types of transactions involving our Common Stock, including short sales, the buying or selling of puts or calls, the purchase of securities on margin, prepaid variable forward contracts, equity swaps, collars, exchange funds and other similar financial instruments. Our policy also prohibits employees and Directors from pledging shares of our Common Stock as collateral.

Stock Ownership and Retention Guidelines

The Board has adopted stock ownership and retention guidelines applicable to the Company’s President and Chief Executive Officer, its Chief Financial Officer and Chief Operating Officer, all other executive officers and all non-employee members of the Board. Under these guidelines, which were recently amended to increase the holding and retention requirements to better reflect what we believe to be market practice, the covered individuals must meet the following ownership requirements, expressed either as a multiple of base salary (in the case of Company officers) or annual cash fees (in the case of Board members):

Covered Individual	Multiple of Base Salary or Director Fees
President and Chief Executive Officer	6x
Chief Financial Officer and Chief Operating Officer	2x
Other Executive Officers	1x
Non-Employee Directors	1x

Any individual who was covered by the guidelines at the time of adoption or who becomes subject to the guidelines following adoption is required to meet the guidelines within five years. Any individual already subject to the guidelines who becomes subject to a higher ownership requirement, due to a promotion, a further amendment to the guidelines or an increase in compensation, is required to meet the new ownership requirement within five years following the effective date of promotion, change in compensation or guideline amendment. In determining whether an individual meets the required ownership requirement, shares owned directly or indirectly, restricted stock (including both time and performance vested) and shares deferred under our deferred compensation plan will be counted. Compliance will be determined as of December 31 of each fiscal year. The guidelines also require each covered individual to retain at least 50% of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of Common Stock equal or exceed the applicable ownership requirement. As of December 31, 2014, all covered officers and non-employee Directors were in compliance with the stock ownership guidelines.

Audit Committee Matters

Report of the Audit Committee for the Year Ended December 31, 2014

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act or otherwise subject to liability under that Section. This report shall not be deemed “incorporated by reference” into any document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to oversee management’s conduct of the Company’s financial reporting process, including monitoring (1) the participation of management and the outside independent registered public accounting firm in the financial reporting process, (2) the Company’s systems of internal accounting and financial controls, (3) the annual independent audit of the Company’s financial statements and (4) the qualifications, independence and performance of the outside independent registered public accounting firm. The Audit Committee selects the Company’s outside independent registered public accounting firm, and once selected, the outside independent registered public accounting firm reports directly to the Audit Committee. The Audit Committee is responsible for approving both audit and non-audit services to be provided by the outside independent registered public accounting firm. The Audit Committee is composed of four (4) non-employee directors and operates pursuant to a Charter that was last amended and restated by the Board on February 12, 2013 (which can be found on the Company’s website at www.orasure.com).

Management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with U.S. generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.

In the performance of its oversight function, the Audit Committee has considered and discussed the audited financial statements with management, which included a discussion of not only the quality, but also the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee met with the independent registered public accounting firm, with and without management, to discuss the results of their audit and their judgments regarding the Company’s accounting policies. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed under applicable standards, including those in Public Company Accounting Oversight Board Auditing Standard No. 16, as currently in effect. Finally, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board as currently in effect, has considered whether the provision of non-audit services by the independent registered public accounting firm to the Company is compatible with maintaining the firm’s independence and has discussed with the independent registered public accounting firm the firm’s independence.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee’s Charter, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC and selected KPMG LLP as the independent registered public accounting firm for fiscal year 2015. The Board is recommending that stockholders ratify that selection at the Annual Meeting.

Submitted by the Audit Committee of the Company’s Board of Directors:

Michael Celano, Chairman

Charles W. Patrick

Roger L. Pringle

Douglas G. Watson

March 4, 2015

Audit Fees; Audit-Related Fees; Tax Fees; All Other Fees.

The following table presents fees for professional audit services rendered by KPMG (i) for the audits of our annual consolidated financial statements and review of the financial statements in our Quarterly Reports on Form 10-Q for the fiscal years ended December 31, 2014 and 2013, and (ii) for the audits of our internal control over financial reporting as of December 31, 2014 and 2013. The following table also includes fees billed for other services rendered by KPMG:

	2014	2013
Audit fees[1]	$670,000	$660,000
Audit-related fees	—	—
Tax fees[2]	114,789	160,310
All other fees	—	—

Total fees	$784,789	$820,310

1Includes fees related to the audits of our annual financial consolidated statements, interim reviews of our quarterly financial statements and audits of our internal control over financial reporting for each indicated year.

2During the fiscal years ended December 31, 2014 and 2013, we engaged KPMG to provide tax compliance, planning and consulting services.

Pre-Approval Procedures

The Audit Committee has adopted a general practice of pre-approving all audit and non-audit services provided to the Company by our independent registered public accounting firm. The Chairman of the Audit Committee has been delegated the authority to pre-approve audit and non-audit services having an aggregate value of up to $25,000 between meetings of the Audit Committee, provided that such pre-approval is communicated to the Audit Committee at its next scheduled meeting. All services by KPMG in 2014 and 2013 were approved in accordance with these practices.

Compensation Committee Matters

The Compensation Committee assists the Board of Directors in developing and managing the compensation provided to executive officers of the Company and non-employee members of the Board. The Compensation Committee is responsible for developing and overseeing the implementation of the Company’s compensation philosophy and for setting executive compensation at levels that are sufficiently competitive so that the Company can attract, retain and motivate high quality executives who can contribute to the Company’s success.

Compensation Process and Procedures

Compensation for executives is established by the Compensation Committee in accordance with the compensation philosophy detailed in the CD&A Section set forth later in this Proxy Statement. In setting executive compensation, the Compensation Committee considers the Company’s and each executive’s performance against previously established objectives, internal pay equity, the compensation practices of the Company’s peer group (listed on page 37 of this Proxy Statement), the Company’s industry position and general industry data. The Compensation Committee periodically retains independent compensation consultants to review our executive compensation practices and to assist in establishing competitive compensation levels for our executives.

Annual Performance Evaluations

On an annual basis, the Compensation Committee and other non-employee Directors evaluate the performance of the CEO and CFO/COO against predetermined performance objectives. The CEO also evaluates the performance of the other NEOs against their respective predetermined performance objectives. Annual performance objectives for the CEO and other NEOs are established at the beginning of the applicable year and generally include two parts: (1) the Company’s overall target financial objectives, and (2) individual objectives in the functional areas for which the executive is responsible. For each NEO, these objectives are then weighted to reflect their relative importance to the Company and the executive’s functional responsibilities.

Depending on the Company’s overall performance and the extent to which an executive achieves his individual objectives for a particular year, the executive will be rated as “Does Not Meet,” “Does Not Consistently Meet,” “Meets Expectations,” “Exceeds Expectations” or “Outstanding.” The Compensation Committee uses the performance ratings to determine base salary adjustments, incentive cash bonuses and long-term incentive equity awards, except for Messrs. Michels and Spair. The Compensation Committee decided that, because of their senior positions with the Company, it is more appropriate to determine the base salary, incentive cash bonuses and long-term incentive equity awards for Messrs. Michels and Spair primarily based on the Company’s overall performance and, in doing so, does not apply individual performance rating labels to them.

Role of the Compensation Committee

The Compensation Committee is comprised of non-employee independent Directors who oversee our executive compensation program. Each year, the Compensation Committee determines the appropriate level of compensation for all executive officers, including the NEOs. As an initial guideline, the Committee sets the total direct compensation opportunity (base salary, annual incentive bonus target, and long-term incentive target) for each of our executive officers within a range around the 50th percentile of comparable medical diagnostics and healthcare companies. The variation of actual pay relative to the market data is dependent on the executive officer’s performance, experience, knowledge, skills, level of responsibility, potential to impact our performance and future success, and the need to retain and motivate strategic talent.

The Compensation Committee generally determines an executive officer’s compensation based upon the objectives of our executive compensation program. The Compensation Committee makes compensation recommendations for the CEO and the CFO/COO and approves decisions for the other NEOs after careful review and analysis of appropriate performance information and market compensation data. Compensation for the CEO and CFO/COO is approved by the full Board of Directors.

Beyond determining specific compensation for NEOs, the Compensation Committee works with executive management to review and adjust compensation policies and practices to remain consistent with the Company’s values and philosophy, support the recruitment and retention of executive talent, and help the Company achieve its business objectives.

Role of the CEO

The CEO provides recommendations to the Compensation Committee on the total direct compensation for each executive, other than himself. The CEO’s recommendations are based on his review of each executive’s performance, job responsibilities, importance to our overall business strategy, and our compensation philosophy. Although the CEO’s recommendations are given significant weight, the Compensation Committee retains full discretion when determining compensation.

Role of the Compensation Consultant

To assist in the review and approval of executive compensation and to obtain information regarding market trends, the Compensation Committee engages the services of one or more independent executive compensation consultants, to analyze our executive compensation structure and plan designs, and to assess whether the compensation program is competitive and supports our goal of aligning the interests of our executive officers with those of our stockholders. In addition, a consultant provides the Compensation Committee with the peer group and other market data that is discussed in the CD&A, which the Compensation Committee evaluates when determining compensation for executive officers. During 2014, the Compensation Committee specifically engaged Pearl Meyer & Partners (“PM&P”) to provide a competitive assessment of executive compensation including the design of its incentive cash bonus and long-term incentive programs. PM&P was also engaged to consult on the preparation of our 2014 Proxy Statement. We paid PM&P approximately $136,000 for their services. The Compensation Committee also engaged a second consultant in 2014, Pay Governance LLC (“Pay Governance”), to assist the Company in responding to the negative SOP votes at its 2013 Annual Meeting and 2014 Annual Meeting and to provide advice regarding the design of long-term incentive equity awards with performance vesting.

The Compensation Committee has the sole authority to approve the independent compensation consultant’s fees and terms of the engagement. Thus, the Compensation Committee annually reviews its relationship with each consultant to ensure executive compensation consulting independence. The process included a review of the services PM&P and Pay Governance provide, the quality of those services, and fees associated with the services during the fiscal year as well as consideration of the factors impacting independence that NASDAQ rules require. The Compensation Committee concluded that there were no conflicts of interest that prevented PM&P and Pay Governance from serving as independent consultants to the Compensation Committee on executive compensation matters.

Tally Sheets

In determining annual compensation, the Compensation Committee reviews tally sheets for each executive. Tally sheets set forth the dollar amounts of all components of each NEO’s current compensation, including salary, incentive cash bonus, incentive equity awards, potential change of control payments and other benefits deemed relevant by the Compensation Committee. These tally sheets allow the Compensation Committee to review how a change in the amount of each compensation component affects each executive’s total compensation and to consider each executive’s compensation in the aggregate. Included in each tally sheet is the estimated amount of severance and other benefits payable to the executive under various termination scenarios. Based upon the review of tally sheets, the Compensation Committee establishes aggregate compensation for our executives which it believes to be reasonable.

Compensation Committee Interlocks and Insider Participation

Stephen S. Tang, Ph.D., Ronny B. Lancaster, Roger L. Pringle, and Douglas G. Watson served as members of the Compensation Committee of the Board during 2014. None of these Directors has served or is currently serving as an officer or employee of the Company, nor have they engaged in any transactions involving the Company which would require disclosure as a transaction with a related person. There are no compensation committee interlocks between the Company and any other entity involving the Company’s or such entity’s executive officers or board members.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section. This report shall not be deemed to be “incorporated by reference” into any document filed under the Securities Act or the Exchange Act, whether such filing occurs before or after the date hereof, regardless of any general incorporation language in such filing.

The Compensation Committee of OraSure Technologies, Inc. has reviewed and discussed with the Company’s management the Section entitled, “Compensation Discussion and Analysis,” contained in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Company’s Board of Directors that the foregoing Compensation Discussion and Analysis be included in the Company’s 2014 10-K Report and Proxy Statement for the 2015 Annual Meeting of Stockholders.

COMPENSATION COMMITTEE:

Stephen S. Tang, Ph.D., Chairman

Roger L. Pringle

Ronny B. Lancaster

Douglas G. Watson

March 23, 2015

Executive Officers

The table below provides information about the executive officers of the Company as of March 19, 2015 record date. Officers of the Company hold office at the discretion of the Board.

Name	Age	Position
Douglas A. Michels	58	President and Chief Executive Officer
Ronald H. Spair	59	Chief Financial Officer and Chief Operating Officer
Anthony Zezzo II	61	Executive Vice President, Marketing and Sales
Jack E. Jerrett	56	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	51	Senior Vice President, Finance, Controller and Assistant Secretary

Douglas A. Michels has been the Company’s President and Chief Executive Officer since June 2004. Prior to that, Mr. Michels served as Group Vice President, Global Marketing of Ortho-Clinical Diagnostics, President of Ortho-Clinical Diagnostics International, and President of Johnson & Johnson Healthcare Systems, Inc. Earlier in his career, Mr. Michels held various sales and marketing positions of increasing responsibility within the Johnson & Johnson family of companies and with the Diagnostics Division of Abbott Laboratories. Mr. Michels received a B.S. degree in Public Health Administration from the University of Illinois and an M.B.A. from Rutgers University. Mr. Michels also serves on the Presidential Advisory Council on HIV/AIDS (PACHA) and on the board of directors of West Pharmaceutical Services, Inc.

Ronald H. Spair has been the Company’s Chief Financial Officer and Chief Operating Officer since September 2006 and served as Executive Vice President and Chief Financial Officer since November 2001. Prior to that time, Mr. Spair served as Chief Financial Officer for various companies in the pharmaceutical industry, including Delsys Pharmaceutical Corporation, SuperGen, Inc., and Sparta Pharmaceuticals, Inc. Mr. Spair received both his B.S. in Accounting and M.B.A. from Rider College. He is also a licensed Certified Public Accountant, a Chartered Global Management Accountant, a member of the New Jersey Society of Certified Public Accountants and the American Institute of Certified Public Accountants, and serves on the board of Pennsylvania Bio.

Anthony Zezzo II has been the Company’s Executive Vice President, Marketing and Sales since January 2011. From 2004 to December 2010, Mr. Zezzo was Vice President, North American Sales and Marketing at the Ortho-Clinical Diagnostics Division of Johnson & Johnson. Prior to that time, Mr. Zezzo held a series of increasingly responsible sales and marketing positions within Johnson & Johnson. Mr. Zezzo received his B.A. in Political Science from Grove City College.

Jack E. Jerrett has been the Company’s Senior Vice President and General Counsel since February 2003 and served as Vice President and General Counsel since November 2000. He has also served as the Company’s Secretary since February 2001. Prior to joining the Company, Mr. Jerrett worked as an Associate at Morgan, Lewis & Bockius and held positions of increasing legal responsibilities with companies in the transportation and energy industries. Mr. Jerrett received his B.S. in Accounting from Villanova University and his J.D. from the Villanova University School of Law. He is a member of the Pennsylvania Bar and the American and Pennsylvania Bar Associations.

Mark L. Kuna has been the Company’s Senior Vice President, Finance and Controller since September 2006, and served as Vice President and Controller since February 2003 and as Controller since February 2001. Mr. Kuna has also served as the Company’s Assistant Secretary since May 2002 and provided accounting and financial analysis support since joining the Company in October 2000. Prior to that time, Mr. Kuna served as an accountant with Deloitte and Touche and held senior accounting and management positions with companies in the petrochemical, manufacturing, and telecommunications industries. Mr. Kuna received his B.S. in Accounting from the University of Scranton and is a licensed Certified Public Accountant, a Chartered Global Management Accountant, and a member of the Pennsylvania and American Institutes of Certified Public Accountants.

Transactions With Related Persons

Since January 1, 2014, there have been no transactions with related persons which would require disclosure in this Proxy Statement. The Audit Committee is required to review and approve in advance all transactions with related persons involving the Company. The Audit Committee may approve a related party transaction if the transaction is on terms comparable to those that could be obtained in arms’ length dealings with an unrelated third party. The Audit Committee also reviews any public disclosures of a related party transaction contained in our SEC filings. These responsibilities are described in the Audit Committee’s charter, a copy of which is available on our website at www.orasure.com.

Information regarding employment and severance agreements between our executive officers and the Company is set forth in the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our executive officers, Directors and persons who own more than ten percent of our Common Stock (collectively, “Reporting Persons”) file reports of ownership and changes in ownership with the SEC. Reporting Persons are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

As a matter of practice, our administrative staff assists each of the Reporting Persons who are employees and Directors of the Company in preparing initial reports of ownership and reports of changes in beneficial ownership and filing such reports with the SEC and the NASDAQ. Based solely on a review of the copies of forms filed by or on behalf of the Reporting Persons and on written representations (if any) from each of the Reporting Persons, we believe that all Reporting Persons complied on a timely basis with all applicable filing requirements with respect to the 2014 fiscal year.

Compensation Discussion and Analysis - Table of Contents

Compensation Tables – Table of Contents

Summary Compensation Table	52
Grants of Plan-Based Awards During 2014	53
Outstanding Equity Awards at December 31, 2014	54
Option Exercises and Stock Vested During 2014	57
Retirement Benefits	57
Nonqualified Deferred Compensation	57

Compensation Discussion and Analysis

Executive Summary

Overview

This Compensation Discussion and Analysis, or CD&A, describes the material elements of the compensation of our NEOs and describes the objectives and principals underlying the Company’s executive compensation program, the compensation decisions we have recently made under this program and the factors we considered in making these decisions.

Our NEOs for 2014 who are covered in this CD&A include:

Name	Position during 2014
Douglas A. Michels	President and Chief Executive Officer
Ronald H. Spair	Chief Financial Officer and Chief Operating Officer
Anthony Zezzo, II	Executive Vice President, Marketing and Sales
Jack E. Jerrett	Senior Vice President, General Counsel and Secretary
Mark L. Kuna	Senior Vice President, Finance, Controller and Assistant Secretary

Our Performance in 2014

Our financial performance for 2014 represented a substantial improvement over 2013. The following charts and summary describe our consolidated financial performance (expressed in thousands) and several of the principal contributors to the growth we achieved.

Our performance in 2014 included a record level of consolidated net revenues and a substantially improved bottom line. These results contributed to a 61% increase in our stock price during the year.

2014 Business Highlights in Detail

•     Consolidated net revenues were $106.5 million (8% over 2013), exceeding $100 million for the first time in our history.

•     Revenue growth and lower operating expenses improved our consolidated net loss by more than $6.5 million, or 59% compared to 2013.

•     We generated $7.5 million in cash from operations during 2014.

•     Aggregate cash and cash equivalent balances totaled almost $98.0 million at year-end.

•     Gross margin grew to 63% in 2014, compared to 59% in 2013.

•     Molecular collections systems revenues of $23.8 million increased 17% over 2013.

•     The new co-promotion agreement with AbbVie for our OraQuick® HCV test may generate up to $75.0 million in exclusivity payments over its term with the opportunity for additional amounts annually if we achieve certain performance milestones.

•     OraQuick® HCV product revenues of $7.3 million represented a 42% increase over 2013.

•     Net revenues related to our HCV business (i.e. product sales plus AbbVie exclusivity payments) totaled $14.8 million, or about 14% of consolidated net revenues in 2014.

•     Net revenues from our newest business lines (i.e. DNA Genotek, HCV-related and HIV OTC) totaled $45.1 million, or 42.4%, of consolidated net revenues for 2014.

•     We stopped the very expensive broad-based consumer advertising for our OraQuick® In-Home HIV test and implemented a more cost effective promotional strategy at the retail outlet level.

•     Launched our next generation Intercept i2TM collector and a NIDA-5 panel of high-throughput, fully-automated oral fluid drug assays into the U.S. criminal justice and drug treatment markets.

•     Substantial progress in the development of a rapid, point-of-care Ebola test using our OraQuick® technology platform.

NEO Compensation At a Glance – 2014

Compensation for the NEOs in 2014 was directly or indirectly tied to the performance of both the executives and the Company, resulting in the following actions:

•

Base Salary: The base salaries paid to our management (including the NEOs) during 2014 increased 2.7% on average, with Mr. Michels receiving a 3.0% increase for the year. These adjustments were based on the performance of each executive and the Company during 2013 and the results of a competitive marketplace assessment prepared by PM&P.

NEO	2013 Performance Rating	2013 Salary	2014 Salary	Change (%)
Douglas A. Michels	N/A	$564,000	$580,920	3.0%
Ronald H. Spair	N/A	$443,000	$456,290	3.0%
Anthony Zezzo II	Exceeds	$362,000	$376,480	4.0%
Jack E. Jerrett	Meets/Exceeds	$320,000	$328,000	2.5%
Mark L. Kuna	Meets/Exceeds	$254,500	$262,135	3.0%

•

Annual Incentive Bonuses: Incentive cash bonus awards for 2014 ranged from 137% to 181% of target for the NEOs and for Mr. Michels specifically was 152.5% of his target. The bonus amounts exceeded the applicable targets for each NEO primarily due to the strong financial performance and the improved strategic positioning of the Company during 2014, as described under the “2014 Business Highlights in Detail” Section above. Two NEO’s (Messrs. Zezzo and Jerrett) received small, special achievement bonuses in recognition of their work in negotiating the HCV co-promotion agreement with AbbVie.

			Actual 2014 Bonus Payments
NEO	2014 Performance Rating	2014 Target (% Salary)	($)	(% Salary)	(% Target)
Douglas A. Michels	N/A	70%	$620,000	106.7%	152.5%
Ronald H. Spair	N/A	50%	$322,970	70.8%	141.6%
Anthony Zezzo II	Meets	40%	$206,840	54.9%	137.3%
Jack E. Jerrett	Outstanding	35%	$207,850	63.4%	181.1%
Mark L. Kuna	Meets/Exceeds	35%	$127,060	48.5%	138.5%

•

Long-Term Incentive Awards:    Equity incentive awards to NEOs during 2014 were earned based on each executive’s performance during 2013 and ranged from 80% to 225% of the executive’s base salary. The value of Mr. Michels’ award was 225% of his salary. Mr. Michels’ award fell toward the upper end of the range for his position because of the significant positive accomplishments during 2013, as described under the “Base Salary” Section, above. The mix for each award was 60% stock options and 40% restricted stock. As described in greater detail below, the equity incentive awards granted to the NEOs during 2014 are time-vested, i.e., they vest subject to the NEOs continuing employment with the Company. The 60% portion of these awards consisting of stock options provides no value to the recipient unless our stock price appreciates after the grant date.

			2014 Awards
NEO	2013 Rating	Target Range (% Salary)	($)	(% Salary)
Douglas A. Michels	N/A	150% - 250%	$1,269,000	225%
Ronald H. Spair	N/A	90% - 160%	$ 642,350	145%
Anthony Zezzo II	Exceeds	75% - 125%	$ 416,300	115%
Jack E. Jerrett	Meets/Exceeds	55% - 95%	$ 256,000	80%
Mark L. Kuna	Meets/Exceeds	55% - 95%	$ 203,600	80%

Pay for Performance

We follow a pay-for-performance approach in compensating executives. Our program pays executives for performance by rewarding the achievement of predetermined financial and other performance objectives. A significant portion of each NEO’s compensation is paid out in variable and long-term compensation that is intended to align with the long-term interests of our stockholders. Both our annual and long-term compensation are also tied to the Company’s overall performance.

Realizable Pay vs. TSR

To ensure that we are adhering to a pay-for-performance approach, we evaluated the degree of alignment between our CEO’s total realizable pay versus total stockholder return (“TSR”) over the prior three fiscal years relative to our compensation peer group (listed on page 37 of this Proxy Statement), which, as described below, we considered in response to stockholder feedback on our executive compensation. The graph below shows the comparison of three-year TSR and “realizable pay” relative to our peer group. We provide further detail regarding the companies in our compensation peer group in the “Benchmarking” section of this CD&A.

Realizable pay includes base salary, incentive cash bonus and all other cash compensation reported in the Summary Compensation Table. Realizable pay also includes the value of equity awards using each company’s closing stock price on December 31, 2014. Restricted stock awards are valued by multiplying the number of shares granted by the closing stock price on December 31, 2014. Option awards are valued as the difference between the closing stock price on December 31, 2014 and the exercise price multiplied by the number of option shares granted during the period. An option award with an exercise price greater than the closing stock price on December 31, 2014 is valued as $0.

As the graph indicates, our three-year TSR performance has been below median (50%) over the measurement period. However, as a result of the strong link between pay and performance embedded in our incentive plans, the realizable pay for our CEO, Mr. Michels was also below median relative to the peer group.

Realizable Pay vs. SCT Compensation

As described further below, we believe long-term equity awards are a key incentive for our executives to drive long-term growth. The Summary Compensation Table includes the estimated value of long-term incentive equity awards at the time of grant during each applicable year. However, the value of these awards that may be realizable by our executives will vary depending on the Company’s stock performance and often differs significantly from what is reported in the Summary Compensation Table.

Comparing the realizable value of long-term equity incentive awards with the values reported in the Summary Compensation Table provides clarity in how compensation outcomes can be impacted by our performance. This comparison also shows the degree of alignment between our stock performance and the level of compensation provided to executives.

The table below shows the differences between the compensation reported in the Summary Compensation Table (“SCT”) and the value of realizable pay (“RP”) for 2013 and 2014 for our CEO, Mr. Michels.

This table shows significant differences between Mr. Michels’ SCT compensation and realizable pay. The main reason is our stock price. In 2013, our stock price declined approximately 12% during the year, thereby reducing what was realizable by Mr. Michels at year end. However, in 2014 our stock price increased 61%, which resulted in a realizable pay value well above Mr. Michels’ SCT compensation. The movement in realizable pay demonstrates that Mr. Michels’ compensation for 2013 and 2014 was aligned with the Company’s performance.

Pay vs. Other Company Measures of Performance

While TSR is a common and important measure of performance that is often used to evaluate a company’s compensation practices, at our stage of development we consider other performance measures to be equally important to the success of our business. Thus, our executive compensation does not follow a straight linear relationship with TSR. Rather, we have tried to align our executive compensation with performance results that are part of our overall business strategy that we believe eventually will drive stock price improvement and increased value for our stockholders. For example, in past years we have had a number of “first-of-their-kind” achievements in the diagnostics field. Specifically, we developed and commercialized the first and only rapid HCV test in the U.S. along with the first ever rapid in-home HIV test. More recently, we entered into an HCV co-promotion agreement with AbbVie, which, to our knowledge, is an unprecedented arrangement between a diagnostics company and a pharmaceutical firm. We also successfully completed the acquisition of DNA Genotek in late 2011, providing us with an entrance into the high growth molecular diagnostics field. This acquisition is now contributing double digit growth to our business and accounted for 22% of our 2014 consolidated net revenues. Finally, we delivered a strong 2014 as described above, which allowed us to exceed the $100 million revenue threshold for the first time in our history.

When evaluating our executive compensation, we believe TSR alone will not always appropriately account for the strategic significance of these accomplishments and may often be affected by market or other factors unrelated to our business or the performance of our management. In many cases it may take time for the impact of our business accomplishments to be fully reflected in the value of our stock. For these reasons, TSR is only one of several factors we consider in making compensation decisions for our executives.

Say on Pay Results in 2014 and Company Response

At our 2014 Annual Meeting, stockholders were asked to vote on an advisory (non-binding) basis on the compensation paid to our NEOs for 2013. We failed to obtain stockholder approval of our NEO compensation with approximately 53% of stockholder votes cast against our “say-on-pay” resolution. We take the outcome of this vote seriously and, as a result, we instituted an outreach effort to contact certain of our major stockholders in order to understand their concerns regarding our compensation practices. We also contracted both ISS Proxy Advisory Services (“ISS”) and Glass Lewis & Co. (“Glass Lewis”), two leading proxy advisory firms, in order to solicit their views on these issues. Several of our independent Directors participated in this outreach, including the Chairman of our Compensation Committee and the Chairman of our Board. Overall, we contacted stockholders who, in the aggregate, beneficially held approximately 30% of our outstanding Common Stock entitled to participate in the 2014 SOP vote.

As a general matter, the following input was provided by the stockholders we contacted:

•        A strong pay for performance approach was advocated;

•        We were urged to adopt performance vesting for a significant portion of long-term incentive equity awards;

•        Stockholders generally want us to adopt meaningful targets for equity with performance vesting;

•        Several stockholders suggested TSR as a performance metric, but did not indicate this was an absolute requirement;

•        Several stockholders supported the use of financial and other Company-specific performance targets other than TSR, over a multi-year period;

•        There was general support for enhanced stock ownership and retention guidelines;

•        A limitation on discretionary bonus pool adjustments was viewed positively;

•        A change in the Chairman of our Compensation Committee was supported;

•        Stockholders preferred the elimination of excise tax gross up and “single trigger” change of control severance provisions from executive employment agreements;

•        One stockholder urged us to reduce the dilutive impact of equity awards to management, through stock buy-backs; and

•        Two stockholders urged us to continue evaluating the possible declassification of our Board and adoption of majority voting for the election of Directors.

In addition, the Compensation Committee engaged a new independent compensation consultant, Pay Governance, to provide a fresh assessment of our compensation programs and advise on how best to address our stockholders’ concerns. Based on the outcome of our discussions with stockholders, ISS and Glass Lewis, and the advice received from Pay Governance, we made several important changes to our compensation program, as described below. We believe our stockholder engagement was beneficial and the Board intends to continue ongoing dialogue with our stockholders to ensure our executive compensation programs are well understood and meet the needs of all stakeholders.

Compensation Changes in Response to Stockholder Input

The Compensation Committee and Board adopted the following changes in order to respond to the concerns of our stockholders and better align our compensation program with the performance of the Company and our executives:

Change	Old	New	Rationale	Effective
Performance-Vested Long-Term Incentive Equity Awards	Awards consisted of 60% Stock Options and 40% Restricted Stock, all time-vested over three or four years.	Awards will consist of 50% performance vested Restricted Stock and 50% time-vested Restricted Stock.	• Focuses executives on long-term priorities. • Responds to stockholder input. • Alignment with market practice.	2015
Changes to Executive Employment Agreements	Contained excise tax gross up and “single trigger” change of control severance provisions. Adopted policy that new agreements will contain no excise tax gross up and will provide for “double trigger” change of control severance.	CEO agreement amended to remove excise tax gross up and change “single trigger” to “double trigger” change of control severance. Other NEO agreements amended to remove excise tax gross up.	• Responds to stockholder input. • Consistent with good governance practices.	2015
Enhanced Stock Ownership and Retention Guidelines	CEO – 2x salary CFO/COO – 1x salary Other Executives – None	CEO – 6x salary CFO/COO – 2x salary Other Executives – 1x salary	• Consistent with good governance practices. • Supported by stockholders. • Strengthens alignment between executives and stockholders.	2015
Limit on Discretionary Bonus Pool Adjustments	Compensation Committee and Board historically have had unlimited discretion to adjust bonus pool funding.	Discretionary adjustments will be limited to +/-10% of aggregate pool funding determined under applicable Incentive Plan formula.	• Responds to concerns about discretionary bonus awards and misalignment of pay and performance. • Ensures bonus pool amount/payouts are predominately tied to previously agreed performance goals • Allows for reasonable discretion to accommodate unforeseen circumstances.	2015
Change in Compensation Committee Chairman	Roger L. Pringle	Stephen A. Tang, Ph.D.	• Brings new leadership perspective to compensation matters.	2014

Performance Based Equity Awards

In the past, our long-term incentive equity awards have been granted based upon the performance of an executive for the prior year. Once granted, these awards generally consisted of a mix of 60% stock options and 40% restricted stock, all of which vested annually and/or monthly based on the passage of time during which the recipient remained employed by the Company. Accordingly, more than half of these awards (i.e. the stock options) provide no value to the recipient unless our stock price appreciates after the grant date.

Based on input from our stockholders and advice from Pay Governance, we have decided to implement performance vesting for a significant portion of incentive equity awards for our executives. The new performance vesting program will be implemented beginning with the 2015 performance year. As a result, the first incentive equity awards with performance vesting will be made in early 2016 with the value of individual awards to vary based on performance during 2015. This timing after the 2014 Annual Meeting was selected due to our pay-for-performance practice of making equity awards in a particular year dependent on and sized in relation to the recipient’s performance during the prior fiscal year. Because our executives performed during 2014 with the expectation that our prior practice of granting time-vested awards would continue for that performance year, the Compensation Committee concluded it would not be fair to move to performance vesting for the most recent equity awards granted in early 2015 for performance during 2014.

Under our new Long-Term Incentive Plan (“LTIP”), 50% of an executives total equity award will consist of performance-vested restricted stock that will not vest until three years after the grant date and only if certain performance measures are met during that three-year period. For the awards anticipated to be granted in early 2016 for performance during 2015, these performance measures are expected to be growth in consolidated net revenues and earnings per share (“EPS”) for the Company to be measured during the period 2016-2018. The specific revenue and EPS targets will be determined by the Compensation Committee and Board shortly before the new equity awards are granted in early 2016. The remaining 50% of each executive’s incentive equity award will consist of time-vested restricted stock and will utilize a three-year vesting period as we have done in the past.

The structure of the new equity awards reflects the input from our stockholders, several of whom advocated that a meaningful portion of the equity awards should have performance vesting. We believe 50% is a meaningful portion and is consistent with or exceeds the performance orientation of our peer companies. In addition, although some stockholders mentioned TSR as a possible performance target, most of the stockholders we contacted indicated that other measures such as financial or strategic objectives would also be appropriate. The Board decided to use consolidated net revenue and earnings per share targets because they are important for our business, especially as we move to profitability, and because of the Board’s belief that these measures will directly influence the performance of our stock over time.

We believe the adoption of new performance vesting over three years for 50% of an executive’s annual equity award substantially improves the link between pay and performance and creates an appropriate long-term incentive for our executives. At the same time, the use of time-vested restricted stock for the remaining 50% of each award achieves the equally important goal of employee retention while providing an additional performance incentive since the ultimate value will vary with our stock price. Overall, the Compensation Committee and Board believe that this change represents a balanced performance-based improvement to our executive compensation program that directly responds to feedback from our stockholders.

Employment Agreement Changes

The Company’s employment agreements with Mr. Michels and the other NEOs were put in place in 2004 and 2006, except for Mr. Zezzo’s agreement which was entered into in 2011 when he joined the Company. The earlier agreements require the Company to provide a gross up for excise tax imposed under Section 280G of the Internal Revenue Code on compensation paid as a result of a change of control, in an amount up to $1.0 million for Mr. Michels and $500,000 for the other NEOs. These agreements also include a “single trigger”

severance provision, which permits the executive to obtain a higher amount of cash severance following a change of control even though that executive’s position or scope of responsibilities following the change have not been adversely affected. Beginning with Mr. Zezzo’s agreement in 2011, we implemented a new policy of no longer providing any excise tax gross up or “single” or “modified single” trigger severance provisions. Instead, Mr. Zezzo’s agreement contains a “double trigger” severance provision under which there needs to be both a change of control and some adverse impact to Mr. Zezzo’s position or responsibilities before he is entitled to receive increased cash severance.

In early 2015, Mr. Michels and the other NEOs agreed to amend their employment agreements to remove the excise tax gross up provision. In addition, Mr. Michels agreed to change the “single trigger” severance provision in his agreement to a “double trigger” severance provision.

These changes were implemented in response to input from several stockholders. In considering this matter, the Board was mindful that these changes required amendments to long-standing employment agreements with our executives. Neither Mr. Michels nor any of the other NEO’s were obligated to agree to any changes to their agreements, but they did so in an effort to be responsive to the concerns of our stockholders and in order to improve our compensation practices.

Enhanced Stock Ownership/Retention Guidelines

A second change made by the Compensation Committee and Board was to adopt enhanced stock ownership and retention guidelines for our executives. Specifically, the following changes were made:

Position	Old Guideline	New Guideline
President and CEO	2x	6x
Chief Financial Officer and Chief Operating Officer	1x	2x
Other Executive Officers	N/A	1x

In addition, the guidelines were changed to require an executive to retain at least 50% of the net shares acquired upon the exercise of stock options or the vesting of restricted shares until the executive’s stock holdings meet or exceed the applicable ownership guideline. The Compensation Committee and Board believe these changes were appropriate in order to respond to stockholder concerns about pay for performance, more closely align the interests of our executives with those of our stockholders and make our guidelines consistent with what we believe to be market practice.

Limited Bonus Pool Funding Discretion

Under our Management Incentive Plan, adopted each year for the payment of incentive cash bonuses to executives, the aggregate pool used to pay bonuses is determined in a formulaic manner based on the achievement of objective, pre-determined financial objectives. However, the Compensation Committee and the Board retain discretion to increase or decrease the size of the bonus pool based on performance conditions, market conditions or other factors deemed appropriate.

Beginning with the Management Incentive Plan adopted for performance during 2015, the Compensation Committee and Board will limit any discretionary adjustments that may be made to +/- 10% of the bonus pool calculated under the plan formula. The Compensation Committee and Board believe this change is appropriate in order to make our incentive cash bonus plans more performance-based and to bring our plans in line with what we believe to be market practice. This change also directly responds to feedback from stockholders.

Change in Compensation Committee Chairman

For the past several years, Roger L. Pringle has served as Chairman of our Compensation Committee. Mr. Pringle has been a Director for our Company since 2000 and the Board is grateful for his service and strong leadership as both a member of the Board and Chairman of the Compensation Committee.

However, following our 2014 Annual Meeting, the Board decided to make a change and appointed Dr. Steven S. Tang as the new Chairman of the Compensation Committee. The Board took this action in order to bring a fresh perspective and new leadership to the Company’s executive compensation matters. Mr. Pringle continues to serve on the Compensation Committee.

Other Good Compensation Governance and Practices

We are committed to maintaining good corporate governance and practices. Apart from the changes discussed above, there are many other aspects of our compensation program that reflect this commitment:

Performance Mix - The vast majority of our NEOs’ compensation is performance-based. For example, approximately 76% of Mr. Michels’ 2014 compensation consisted of an incentive cash bonus and long-term incentive equity awards, which are awarded based on Company and/or individual performance. For the other NEOs, over 62% of their aggregate 2014 compensation consisted of performance-based compensation.

Diversified Portfolio - Our executive compensation consists of a mix of cash/equity, fixed/variable and short-term/long-term compensation. Equity awards in 2014 consisted of a mix of stock options (60%) and restricted stock (40%).

Threshold Bonus Objectives - Threshold financial performance objectives for annual bonus pool funding are set at levels that meet or exceed the Company’s actual financial performance for the prior fiscal year.

Performance Value of Options - Because stock options, even though time-vested, only provide value to executives if the price of our stock increases after the date of grant, the issuance of 60% of an executive’s annual equity award as stock options means that the realizable value of long-term equity awards provided to executives is heavily weighted and dependent on the Company’s future performance.

Multiple Performance Metrics - Variable compensation is based on a combination of corporate and individual performance measurements to help ensure balanced incentives for executives.

Long-Term Focus - Equity awards are subject to long-term vesting requirements, with restricted shares vesting over 3 years and stock options vesting over a minimum of 4 years. Structuring our equity awards in this manner helps align the interests of our executives with the long-term interests of our stockholders.

Prudent Benchmarking - The total compensation paid to executives is targeted at the 50th percentile of a peer group of comparable companies based on achievement of performance objectives. We use a peer group (listed on page 37 of this Proxy Statement) consisting of companies in the medical diagnostic and healthcare industries comparable in size to the Company based on total revenues and market value.

Tally Sheets - The Compensation Committee reviews tally sheets as part of making individual compensation decisions.

Stockholder Outreach - Since our 2013 SOP vote, we have implemented a robust outreach effort to regularly ask our stockholders for feedback on our compensation and governance practices. This outreach effort is in addition to our regular investor relations program where we routinely discuss our business with investors.

Independent Compensation Consultants - The Board and Compensation Committee regularly utilize independent compensation consultants to provide compensation advice, including competitive assessments of our program compared to compensation paid to executives at the peer group of comparable medical diagnostic and healthcare companies (listed on page 37 of this Proxy Statement). During 2014, the Compensation Committee engaged two of such consultants.

Recoupment Policy - Our Board has adopted a compensation recoupment or “clawback” policy, under which the Board or Compensation Committee will seek to recover excess compensation paid to our executives if our financial statements are restated due to misconduct by that executive.

No Repricing - Our Stock Award Plan prohibits both the repricing and repurchase of under-water stock options or other equity awards without stockholder approval.
No Perquisites - We do not provide executives with any perquisites that are not offered to all employees of the Company.
Risk Review Process - We regularly assess the risks associated with our compensation programs.
No Hedging - Our policy prohibits Directors and NEOs from engaging in hedging activities with our stock.
No Pledging - Our Directors and NEOs are not permitted to pledge our stock.
Confidentiality/Non-Compete Agreements - Our NEOs are subject to confidentiality and non-compete agreements.

Compensation Risk Assessment

Management periodically conducts a risk assessment of the Company’s compensation policies and practices, including its executive compensation program. In its review, management considers the attributes of the Company’s policies and practices and other factors, including:

•	The mix of fixed and variable compensation opportunities;

•	The balance between annual and long-term performance opportunities;

•	The corporate and individual performance objectives established for annual and long-term incentive compensation;

•	The internal controls and procedures in place to mitigate risks facing the Company, including the Company’s “clawback” policy and stock ownership guidelines; and

•	The risk that unintended consequences could result from various aspects of the Company’s compensation policies and practices.

Based on its review and assessment, management has concluded that the Company’s policies and practices are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not incentivize employees to take unnecessary or excessive risks. The Company has also concluded that any risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Philosophy

The primary objectives of our compensation program for executive officers are to:

Align the interests of executives with the interests of our stockholders;
Reward executives for the performance of the Company and achievement of individual performance objectives;
Provide long-term incentives for the executives; and
Set compensation at sufficiently competitive levels to attract and retain high quality executives and to motivate them to contribute to our success.

The total direct compensation provided to each executive consists of an annual base salary, incentive cash bonus and long-term incentive equity awards. The amount of the incentive cash bonus and the size of annual incentive equity awards are variable and depend on an executive’s and the Company’s achievement of predetermined financial and other objectives. As a result, a substantial portion of each executive’s annual compensation is based on performance.

Benchmarking

We believe it is useful to regularly compare our compensation program against compensation paid to executives at other comparable medical diagnostic and healthcare companies. With the assistance of PM&P, a peer group of companies was selected using criteria based on industry, revenues, market capitalization.

The Compensation Committee seeks to set total direct compensation levels for each executive near the fiftieth (50th) percentile of amounts paid by the peer companies for performance consistent with the Company’s target financial and other business plans for the applicable year. Use of the fiftieth (50th) percentile is intended as a market -based reference and not as an absolute target. As a result, the total direct compensation and the value of specific compensation components for individual executives may fall below or exceed the fiftieth (50th) percentile depending on individual performance and contribution by the executive.

The following provides information about the peer group used by the Compensation Committee for benchmarking purposes in setting executive compensation in 2014 and how we compare to these companies (all dollars in millions):

Peer Company[1]	2014 Revenue[2]	12/31/14 Market Capitalization[3]	Business[4]
Abaxis, Inc.	$172	$1,281	Health Care Equipment
Abiomed, Inc.	$184	$1,540	Health Care Equipment
Anika Therapeutics, Inc.	$106	$ 561	Health Care Supplies
Array Biopharma, Inc.	$ 42	$ 624	Biotechnology
Atrion Corp.	$141	$ 662	Health Care Supplies
Cardiovascular Systems, Inc.	$137	$ 946	Health Care Equipment
Cerus Corp.	$ 37	$ 488	Health Care Supplies
Cynosure, Inc.	$292	$ 594	Health Care Equipment
Dyax Corp.	$ 82	$1,918	Biotechnology
Enzo Biochem, Inc.	$ 96	$ 219	Life Sciences Tools & Services
Fluidigm Corp.	$116	$ 953	Life Sciences Tools & Services
Genomic Health, Inc.	$276	$1,014	Biotechnology
Harvard Bioscience, Inc.	$109	$ 184	Life Sciences Tools & Services
Luminex Corp.	$227	$ 804	Life Sciences Tools & Services
Meridian Bioscience, Inc.	$187	$ 686	Health Care Supplies
Neogenomics, Inc.	$ 87	$ 250	Life Sciences Tools & Services
Quidel Corp.	$181	$ 996	Health Care Supplies
Rockwell Medical, Inc.	$ 54	$ 488	Health Care Equipment
Sequenom, Inc.	$152	$ 434	Life Sciences Tools & Services
Spectrnetics Corp.	$202	$1,448	Health Care Supplies
Staar Surgical Co.	$ 75	$ 352	Health Care Supplies
Vascular Solutions, Inc.	$125	$ 467	Health Care Supplies

25th Percentile	$ 89	$ 472
Median	$131	$ 643
75th Percentile	$183	$ 985
OraSure Technologies, Inc.	$106	$ 472

1Astex Pharmaceuticals, Inc. was eliminated from the peer group because of its acquisition by Otsuka Pharmaceutical in 2013.

2Reflects reported revenues for the most recent fiscal year ended during 2014.

3Market capitalization at December 31, 2014 was obtained from Standard & Poors Capital I.Q.

4Reflects applicable Global Industry Classification Standard sub-industry designation.

In preparing its 2014 competitive assessment of executive compensation, PM&P compared the compensation of our NEOs with a 50/50 blend of proxy data from the peer group of companies and data for each NEO position from the 2014 Radford Global Life Sciences Survey. Since compensation market data can be volatile from year to year, the Committee believes a blend of specific peer group proxy data and broader survey data better reflect market trends. PM&P also compared the mix of executive compensation and the relative compensation levels of the NEOs with data from the peer group. Based on this analysis, PM&P reached the following conclusions:

•

On average, salaries, total cash compensation (salaries plus incentive cash bonuses) and target total direct compensation (total cash compensation and incentive equity awards) for our executives are competitive with the market median;

•	The long-term incentive equity targets are competitive with the median;

•	Mr. Michels’ target total direct compensation is competitive with the market median;

•	The mix of cash and long-term incentive compensation for our executives is generally competitive with the market median; and

•	No significant changes to the target compensation for our executives were recommended by PM&P based on their assessment.

Pay Mix

We follow a pay-for-performance approach to executive compensation, with a significant portion of our executives’ compensation consisting of annual incentive cash bonuses and long-term incentive equity awards that are based on the executives’ and the Company’s achievement of predetermined performance objectives. Our program is also designed to align the interests of executives with those of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract and retain high quality executives and motivate them to contribute to our success, and incorporate sound corporate governance principles.

The following illustrates the relative proportion of 2014 base salaries, and the performance-based compensation consisting of incentive cash bonuses and long-term incentive equity awards, for Mr. Michels and the other NEOs, respectively:

Approximately 76% of Mr. Michels’ aggregate compensation and 62% of the other NEOs’ aggregate compensation for 2014 consisted of variable or performance-based compensation.

2014 Executive Compensation Components

Overview

Our compensation program consists of the following components:

Compensation	Form of Compensation	Purpose
Base Salary	Cash	Base salaries provide fixed compensation necessary to attract and retain key executives. Salary levels are established for each position based on competitive market data, with annual adjustments tied to performance and market changes as appropriate.

Compensation	Form of Compensation	Purpose
Annual Incentive Bonus Awards	Cash	Annual incentive bonus awards provide performance-based incentives to our executives to achieve both Company-wide financial and strategic goals and the executives’ individual performance objectives. Targets for individual bonuses are set at levels consistent with those offered in the marketplace. Beginning in 2015, the Board will limit discretionary adjustments to bonus pool funding to +/- 10% of the pool amount otherwise determined under the incentive plan formula.
Long-Term Incentive Awards	Stock Options and Restricted Stock	The largest component of our executive compensation is paid in equity. Awards consist of 60% stock options and 40% restricted shares and strongly incentivize our executives to perform at their highest levels to achieve our long-term strategic business plans and increase our share price, thereby aligning the interests of our executives with those of our stockholders. Beginning with the 2015 performance year, executive LTIP awards to be made in early 2016 shall consist of 50% performance-vested restricted stock and 50% time-vested restricted stock in order to strengthen the link between pay and performance for our executives.
Benefits	401(k) Plan Health and Welfare Benefits	Retirement and health and welfare benefits provide a complete compensation package that is competitive with the market and addresses the needs of all employees and their families, including our executives.

Compensation	Form of Compensation	Purpose
Employment Agreements	Cash severance and accelerated equity vesting	Severance and accelerated equity vesting are provided to our executive officers in order to ensure they are not distracted by the possibility of termination in the event of a change of control and to encourage continued dedication to the Company. In 2015, we eliminated the excise tax gross up from all NEO employment agreements and Mr. Michels agreed to change his “single trigger” change of control severance provision to a “double trigger” provision.

Compensation Components in Detail

2014 Base Salaries

The Compensation Committee believes that competitive salaries must be paid in order to provide fixed compensation necessary to attract and retain key executives. Each year, the Compensation Committee evaluates and determines the annual base salaries for the NEOs. The Compensation Committee considers the annual performance evaluation of the CEO prepared by non-employee members of the Board and the annual performance evaluations prepared by the CEO for all other NEOs. The Committee also considers the Company’s budget for expected salary adjustments, salary levels paid at the peer group companies (listed on page 37 of this Proxy Statement) and any recommendations that may be made by any compensation consultant engaged to assist the Compensation Committee. An executive’s annual salary adjustment will tend to be at the higher end of the range budgeted by the Company if the executive receives a performance rating of “Meets Expectations” or better and such executive’s pre-adjustment salary level is below the 50th percentile for his or her position at the peer group companies.

Annual base salaries paid in 2014 to our NEOs were established by the Compensation Committee at the beginning of 2014 based on a review of the Company’s performance during 2013, an evaluation of the individual contributions of each officer compared to pre-established performance objectives for 2013 and a review of the competitive data and recommendations provided by the Compensation Committee’s independent compensation consultant, PM&P.

Based on these factors, the Compensation Committee approved an annual base salary increase for our management (including the NEOs) averaging approximately 2.7%. In order to reflect the Company’s performance and each executive’s contributions, and to equitably move salaries towards the fiftieth (50th) percentile of amounts paid by the peer group companies or maintain them at approximately that level, the Compensation Committee used the following guidelines to assist in determining annual base salary increases.

Performance Rating	Merit Increase Range
Outstanding	5.0% - 7.0%
Exceeds Requirements	3.0% - 4.0%
Meets Requirements	2.0% - 2.5%
Does Not Meet Requirements	0%

In establishing NEO base salaries for 2014, the Compensation Committee recognized that the Company’s 2013 consolidated net revenues of $99.0 million were a record performance and met or exceeded the Company’s budget or operating plan for the year. These revenues represented a 13% increase over 2012. The Compensation Committee also noted that the Company’s $12.2 million consolidated net loss represented a $13.3 million improvement over the net loss projected in the Company’s operating plan for 2013 and a 26% improvement over the Company’s bottom line performance from 2012. Other specific factors considered by the Compensation Committee included the following:

• A 43% increase in net revenues generated by the Company’s molecular collection systems business;
• A 32% improvement in sales of the Company’s OraQuick® HCV test as a result of the Company’s ongoing efforts to broaden awareness and demand for this product;

•     The progress made by management in pursuing significant industry and public-private collaborations to further expand its HCV business (which ultimately led to the HCV collaboration with AbbVie in 2014);

•     A $9.1 million net revenue contribution from the OraQuick® In-Home HIV test and the progress made by management in understanding the market for this unique product and in refining its promotional messaging for its target consumer audiences;

•     The successful termination of the Company’s collaboration with Roche Diagnostics and the replacement of that collaboration with a new development and supply agreement with Thermo Fisher for fully-automated, high-throughput oral fluid drug assays to be used with the Company’s next generation Intercept® collection device;

• The strong performance by the Company’s cryosurgical systems business, which generated revenues greater than the Company’s operating plan for that business;
• Successful maintenance of strong relationships with our investor base, particularly institutional investors and increased coverage and interest in our Common Stock by analysts;
• The significant progress made in implementing major manufacturing process enhancements and raw material changes for several critical product lines; and
• The careful and detailed evaluation of numerous potential business development opportunities as management explored additional areas of growth for the Company.

Although in the past the Compensation Committee had used the performance rating labels mentioned above (i.e. Meets Expectations, Exceeds Expectations, etc.) for all of the NEOs, the Compensation Committee decided that those labels should no longer be used for Messrs. Michels and Spair beginning with performance for the 2013 fiscal year. Given the senior positions of Messrs. Michels and Spair, the Compensation Committee determined it would be more appropriate to evaluate these executives based on the overall performance of the Company. As a result, the Compensation Committee approved the following 2013 performance ratings and 2014 salary adjustments for Mr. Michels and the other NEOs:

NEO	2013 Performance Rating	2013 Salary	2014 Salary	% Increase	2013 Performance
Douglas A. Michels President and Chief Executive Officer	N/A	$564,000	$580,920	3.0%	• Strong corporate performance as described above.
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	N/A	$443,000	$456,290	3.0%	• Strong corporate performance described above.
Anthony Zezzo II Executive Vice President, Marketing and Sales	Exceeds	$362,000	$376,480	4.0%

•  Exceeded revenue targets in 2013 operating plan for core product lines.

•  Successfully executed initiatives to expand awareness and demand for OraQuick® HCV test.

•  Helped lead negotiations for new third-party HCV collaboration.

•  Increased International sales for HIV and HCV products.

Jack E. Jerrett Senior Vice President and General Counsel	Meets/Exceeds	$320,000	$328,000	2.5%

•  Leadership in negotiating termination of Roche Diagnostics collaboration.

•  Assistance in negotiating new high-throughput assay development and supply collaboration with Thermo Fisher.

•  Assistance on numerous commercial matters. Oversight of SEC and other compliance matters.

•  Ongoing advice and counsel to Board and senior management.

Mark L. Kuna Senior Vice President, Finance, Controller and Assistant Secretary	Meets/Exceeds	$254,500	$262,135	3.0%

•  Leadership in debt and capitalization restructuring for DNA Genotek.

•  Implemented impairment testing of intangibles associated with DNA Genotek acquisition.

•  Oversight of Treasury Management.

•  Consolidated global banking relationships.

•  Tax and accounting diligence support for multiple business development opportunities.

2014 Annual Incentive Cash Bonuses

Annual cash bonuses are included as part of executive compensation because the Compensation Committee believes that a significant portion of each executive’s compensation should be structured as a variable incentive tied to both the overall performance of the Company and the individual contributions of the executive. On an annual basis, the Compensation Committee has adopted, with approval of the Board, a Management Incentive Plan (the “Incentive Plan”), which is intended to be the principal vehicle for incentive cash bonus awards.

Incentive cash bonuses are generally paid out of a cash pool funded under the Incentive Plan based on the Company’s achievement of specific financial objectives determined by the Compensation Committee and approved by the Board at the beginning of each fiscal year. The financial objectives typically consist of short-term targets that represent improvement in financial performance compared to the prior year. The objectives are each weighted to determine their respective contributions to the pool amount. Each objective can be adjusted by the Compensation Committee or Board in an equitable manner to reflect unexpected changes in the Company’s business or assumptions underlying the original objective or other factors.

With respect to each financial objective, a Threshold, Target and Maximum performance level is established. The Target levels generally reflect the Company’s financial budget or operating plan for the year and incorporate the expected improved performance from the prior year. Except in special circumstances, the Threshold levels equal or exceed financial performance achieved during the prior year and represent a minimum level of performance for which the Compensation Committee is willing to provide bonus pool funding. Thus, the Company must meet or exceed the prior year’s performance in order to obtain any funding for a Threshold objective. The Maximum levels reflect outstanding performance for which the Compensation Committee is willing to reward executives with bonuses above the Target level payout. The Committee and/or Board can also establish “breakthrough” performance levels at which additional bonus pool funding can be provided.

If the Company meets all the Target levels, the pool is funded at 100% of the aggregate target bonuses for all participants in the Incentive Plan, as described below. The pool is funded at 50% of the aggregate target bonuses if all of the Threshold levels are met and at 150% if all of the Maximum levels are met. If the Company achieves a “breakthrough” performance level as determined by the Committee and/or Board, the pool can be funded up to 200% of the aggregate target bonuses. Prior to 2014, funding at a “breakthrough” performance level had never occurred. Pro-rata adjustments to the amount of funding for each objective are made where a particular performance is in between the pre-established performance levels. To the extent a performance level is below the Threshold objective, generally there is no funding for that particular item unless the Compensation Committee or Board determines, in its discretion, that some funding is warranted to recognize extraordinary circumstances.

The amount of the cash bonus pool is determined by the Compensation Committee and recommended for Board approval. The Compensation Committee and Board also retain discretion to increase or decrease the size of the pool in order to reflect specific performance or market conditions affecting the Company and the final performance assessments for each participant for the applicable year. The cash bonus pool is used to pay bonuses not only to the Company’s NEOs, but also to all other officers and certain higher-level employees of the Company. Beginning with the 2015 Incentive Plan, the Compensation Committee and Board have limited their ability to make discretionary bonus pool adjustments to +/- 10% of the pool size otherwise determined pursuant to the formula under the Incentive Plan.

Individual payments from the bonus pool to executives depend on the size of the bonus pool, the executive’s achievement of individual performance objectives (except in the case of Messrs. Michels and Spair, as described below), the number of individuals participating in the plan at the time bonuses are awarded and the executive’s target bonus percentage. Bonuses are paid, based on an assessment of each executive’s performance for the applicable year, using targets expressed as a percentage of the executive officer’s annual base salary.

If an executive officer has met or exceeded his or her individual performance objectives and/or the Company’s expectations for the applicable year, he or she may be eligible to receive up to 150% of his or her target bonus, depending on the size of the bonus pool. The Compensation Committee and Board retain the discretion to adjust an individual executive’s performance evaluation and to increase or decrease the bonus paid to such individual to reflect the specific contributions of that executive, the Company’s overall performance, market conditions or other circumstances.

The Compensation Committee recommends for Board approval any bonus award for the CEO based on an assessment of his performance. The CEO recommends individual awards for the other executive officers for approval by the Compensation Committee based on an assessment of each executive’s performance against his or her applicable individual performance objectives. The Compensation Committee and Board have the right, in their sole discretion, to reject any or all of the recommended bonus awards, even if the bonus pool has been funded and any or all applicable performance criteria have been satisfied, based on the business conditions of the Company or other factors deemed relevant by the Compensation Committee or Board.

Under the 2014 Incentive Plan, the Compensation Committee had previously established Threshold, Target and Maximum performance levels for two financial objectives to be used to fund the bonus pool. In addition, the Compensation Committee established “breakthrough” performance levels for these objectives. The Threshold financial objectives in our 2014 Incentive Plan reflected improved performance over 2013 after excluding a contract termination payment recorded in the prior year. The Target levels reflected our annual budget or operating plan for 2014. The following table summarizes these objectives and performance levels (dollar amounts in millions):

Financial Objectives/ Weight	Threshold	Target	Maximum	Breakthrough
Consolidated Net Revenues (50%)	$104.0	$112.2	$117.1	$120.0
Consolidated Net Operating Loss (50%)	$ (16.6)	$ (13.6)	$ (8.6)	$(5.0)
Incentive Plan Payout (% of Target)	50%	100%	150%	200%

In establishing the 2014 Incentive Plan, the Compensation Committee decided to change the relative weighting given to the revenue and operating loss objectives from 70%/30% as used in the prior year to a 50%/50% weighting. The Compensation Committee made this change in order to provide management with increased incentive to improve the Company’s bottom line performance and profitability. The following sets forth the weighting and potential bonus pool funding for both objectives at each performance level established under the 2014 Incentive Plan, based on the participants covered by the Plan at year-end:

Objectives	Weight	Threshold	Target	Maximum	Breakthrough
Consolidated Net Revenues	50%	$565,000	$1,130,000	$1,695,000	$2,260,000
Consolidated Net Operating Loss	50%	$565,000	$1,130,000	$1,695,000	$2,260,000
Potential Total Pool Funding		$1,130,000	$2,260,000	$3,390,000	$4,520,000

During 2014, we crossed the $100 million revenue threshold level for the first time in our history with consolidated net revenues totaling $106.5 million. This performance exceeded the Threshold performance level but was less than the Target performance level for this objective, resulting in funding of $734,000. The Company’s 2014 consolidated net operating loss was $(4.9) million which was well above the Maximum performance level and exceeded the “breakthrough” performance level for this objective. The primary reasons for this performance were management’s cost reduction efforts, including a significant reduction to promotional costs for the OraQuick® In-Home HIV test, the initial exclusivity payment received under the AbbVie HCV collaboration and a $5.5 million settlement payment received in connection with the termination of our high-throughput drug assay collaboration with Roche Diagnostics. As a result of this performance, the Compensation Committee decided to recognize the breakthrough performance level for this objective, which resulted in funding of $2,260,000.

Based on the foregoing, the total bonus pool funding calculated for 2014 performance is $2,994,000 ($734,000 plus $2,260,000). However, in order to fully fund all of the individual bonuses based on the actual performance ratings for each executive, it was determined that an additional $44,000 in funding would be required. Based on the Company’s strong financial performance in 2014 and the very small adjustment required (i.e. less than 1.5% of the total pool), the Compensation Committee exercised its discretion to add the additional funding and approve a total pool of $3,038,000. The bonus pool amount was also approved by the full Board and used to pay bonuses to the Company’s NEOs and 21 other members of our management team. The specific target payouts for NEO bonuses (expressed as a percentage of annual base salary) are shown below:

Title	Target Payouts
Chief Executive Officer	70%
Chief Financial Officer and Chief Operating Officer	50%
Executive Vice President	40%
Senior Vice President	35%

In January 2015, the Compensation Committee authorized the payout of individual bonus awards to executive officers from the bonus pool for 2014, based on the target bonus amounts described above and an assessment of each officer’s performance during 2014 against pre-established performance objectives.

In evaluating Mr. Michels and the Company’s performance, the Compensation Committee recognized the record level of 2014 consolidated net revenues of $106.5 million, the 59% improvement on the Company’s 2014 bottom line performance compared to 2013 and the significant HCV co-promotion agreement negotiated with AbbVie during the year. In addition, the Compensation Committee considered the following other factors:

• The 17% growth in molecular collection systems revenues compared to 2013;
• The 42% growth in OraQuick® HCV net product revenues compared to 2013;
• The $45.1 million in revenues generated by our newest business lines (i.e., DNA Genotek, HCV-related and HIV-OTC);
• The improved profitability of our OraQuick® In-Home HIV product line;
• The launch of our next generation Intercept i2™ collector with a NIDA-5 panel of high-throughput fully-automated oral fluid drug assays;
• Progress towards the funded development and commercialization of a new rapid, point-of-care Ebola test;
• The successful maintenance of strong relationships with our investors; and
• The extensive review of multiple business development opportunities by management.

As a result, the Compensation Committee approved the following annual incentive cash bonuses for 2014:

NEO	2014 Rating	Target Bonus (% Salary)	2014 Bonus	2014 Bonus (% Salary)	2014 Performance
Douglas A. Michels President and Chief Executive Officer	N/A	70%	$620,000	106.7%	• Strong corporate performance as described above.
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	N/A	50%	$322,970	70.8%	• Strong corporate performance as described above.

NEO	2014 Rating	Target Bonus (% Salary)	2014 Bonus	2014 Bonus (% Salary)	2014 Performance
Anthony Zezzo II Executive Vice President, Marketing and Sales[1]	Meets	40%	$206,840[1]	54.9%

•  Leadership in negotiating HCV collaboration with AbbVie.

•  Strong growth in OraQuick® HCV sales.

•  Substantial achievement of overall sales goals.

•  Organizational and staffing improvement within Sales and Marketing Department.

Jack E. Jerrett Senior Vice President and General Counsel	Outstanding	35%	$207,850[1]	63.4%

•  Leadership in negotiating HCV collaboration with AbbVie.

•  Leadership in negotiating reduced royalty obligations.

•  Assistance on numerous important commercial matters.

•  Leadership in resolving various disputes and claims.

•  Oversight of SEC and other compliance matters.

•  Ongoing advice and counsel to Board and senior management.

Mark L. Kuna Senior Vice President, Finance, Controller	Meets/Exceeds	35%	$127,060	48.5%

•  Leadership in implementing new enterprise resource management system at DNA Genotek.

•  Implementation of new revenue recognition policy for OraQuick® In-Home HIV product.

•  Tax and accounting support for HCV co-promotion agreement with AbbVie.

•  Oversight of financial reporting, SEC filings and Sarbanes-Oxley compliance.

[1]

The foregoing amounts include special achievement bonus awards for Messrs. Zezzo and Jerrett of $40,000 and $10,000, respectively, for their contributions in negotiating the HCV co-promotion agreement with AbbVie.

2014 Long-Term Incentive Awards

An additional way that we promote the long-term growth of the Company and align the interests of executives with those of our stockholders is by compensating executives with equity in the Company that vests over a multi-year period. To accomplish this, the Compensation Committee administers the Company’s LTIP, pursuant to which grants of stock options and restricted shares are made to executive officers on an annual basis.

We view all awards under our LTIP as performance-based since the grant value of each annual award is based on an assessment of the executive’s performance during the prior year. In addition, more than half (i.e. 60%) of each award to our executives consists of stock options and provides no value to the recipient unless our stock price appreciates after the date of grant. Subject to continued employment through the vesting period, awards of restricted shares provide some immediate value to executives but are also performance-based in that the executive’s compensation will increase or decrease with the market price of our stock. Therefore, our LTIP requires that our NEOs first earn their awards based upon their prior year performance and continue to perform for the Company throughout the vesting period to realize any value from such awards.

The LTIP uses a “value transfer” method for determining the size of individual awards, as described further below. The Board and Compensation Committee believe the use of a “value transfer” method rather than the use of a fixed target number of shares, eliminates volatility in the value of awards based on short-term changes in the price of our Common Stock and is consistent with market practice.

Incentive equity awards under the LTIP are made on an annual basis, and are discretionary and subject to approval by the Compensation Committee and/or Board. Awards to individual participants under the LTIP are based on an evaluation of a number of factors, including:

•	performance of the participant for the applicable year;

•	the participant’s level of responsibilities and relative contribution to the Company’s business;

•	a competitive assessment of awards at peer group companies (listed on page 37 of this Proxy Statement);

•	history of equity awards to the participant; and

•	other factors deemed relevant by the Compensation Committee and/or Board.

Each participant’s individual performance for the applicable year is evaluated against his or her individual performance objectives for that year. A “Meets Expectations” performance is typically the threshold requirement to receive an equity award under the LTIP. Awards below this performance level may be considered on an exception basis in the discretion of the Compensation Committee and/or the Board.

The value of potential incentive equity awards that could be granted in 2014 under the LTIP (expressed as a percentage of annual base salary) based on performance during 2013, are summarized below:

	Performance
Position	Lower End	Target	Maximum
President/CEO	150%	200%	250%
CFO/COO	90%	125%	160%
EVP	75%	100%	125%
SVP	55%	75%	95%

The percentages set forth above were established at levels that the Compensation Committee believed represented an appropriate long-term incentive compensation value for each executive, based on the results of a competitive assessment of long-term incentive awards at the peer group companies (listed on page 37 of this Proxy Statement) developed by the Compensation Committee in consultation with its independent compensation consultant, PM&P. Awards under the LTIP consist of 60% stock options and 40% restricted stock, based on the market value of the awards on the date of grant. Once the aggregate dollar value of an award has been established by applying the appropriate percentage to a participant’s base salary, the award is converted into shares based on a valuation of the restricted stock and stock option portions of the award as of the grant date. Restricted stock is valued based on the average of the high and low stock price on the grant date as reported on the NASDAQ Stock Market and stock options are valued based on a corresponding Black-Scholes value in accordance with FASB ASC Topic 718.

Stock option awards granted under the LTIP have an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, which is calculated using the average high and low stock price on that date. Stock options generally vest over four years, with the first 25% vesting after one year and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock generally vest in equal annual installments over a three-year period. These vesting restrictions serve to promote the Company’s long-term growth by restricting executives’ ability to realize short-term gains from their awards. The Compensation Committee believes the terms of its incentive equity awards to executives are competitive with the terms of equity awards offered at comparable medical diagnostics and healthcare companies.

Equity awards are generally made by the Compensation Committee each year as part of the normal annual compensation cycle. The awards for a particular year generally occur in late January or early February of the following year after the Company’s full year financial results are known and performance evaluations for the executive officers have been prepared. Equity awards approved by the Compensation Committee for the CEO are then reviewed and approved by the Board. In addition to the annual equity awards, the Compensation Committee may approve stock option and restricted stock awards for newly hired officers or in recognition of an executive’s promotion or expansion of responsibilities. These latter grants may have vesting or other terms that differ from the terms generally approved for annual equity awards. Notwithstanding the terms of the LTIP, equity awards are made at the discretion of the Compensation Committee or Board.

Effective February 3, 2014, the Compensation Committee approved stock option and restricted stock awards for the NEOs under the LTIP based on the performance evaluations of such officers for 2013, as summarized below. A description of the basis for each NEO’s 2013 performance evaluation is set forth above under the Section entitled, “2014 Base Salaries,” in this Proxy Statement.

Executive Officer	Performance Evaluation	Restricted Stock	Stock Options	Award Value (% of Base Salary)

Douglas A. Michels President and Chief Executive Officer	N/A	88,820 Shs	254,054 Shs	225%
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	N/A	44,959 Shs	128,599 Shs	145%
Anthony Zezzo II Executive Vice President, Marketing and Sales	Exceeds	29,138 Shs	83,343 Shs	115%
Jack E. Jerrett Senior Vice President and General Counsel	Meets/Exceeds	17,918 Shs	51,251 Shs	80%
Mark L. Kuna Senior Vice President, Finance, Controller and Assistant Secretary	Meets/Exceeds	14,250 Shs	40,761 Shs	80%

Other Compensation

We provide minimal additional benefits outside of our primary elements of compensation, as follows:

Retirement Programs

All of our employees, including executive officers, are eligible to participate in our 401(k) profit sharing plan (the “401(k) Plan”). We make matching contributions for participants on a dollar-for-dollar basis up to $4,000 per year. Payments of employer-provided benefits accrued for a 401(k) Plan participant will be made upon retirement or upon termination of employment prior to retirement, provided certain vesting conditions have been met by the participant prior to termination. In addition, the Company maintains the OraSure Technologies, Inc. Deferred Compensation Plan (the “Deferred Compensation Plan”) for the benefit of the Company’s highly compensated employees, including all of the NEOs, and its non-employee Directors. The Deferred Compensation Plan allows participants to defer up to 100% of their annual base salaries (or fees in the case of non-employee Directors) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded to the participant. The Company may also make discretionary contributions to the participants’ accounts that vest over one or more years as determined by the Company, as well as upon death, disability or a change of control. Since the Deferred Compensation Plan was put in place, the Company has made no discretionary contributions. Participants may elect to receive distributions of deferred amounts on a specified date, separation from service, a change of control, disability and/or death.

Perquisites and Other Compensation

As a general matter, the Compensation Committee and Board do not believe that executive officers should be treated differently than other employees by receiving special perquisites unrelated to our general compensation program. Therefore, our healthcare, disability, and other insurance programs and benefits are the same for all eligible employees, including executive officers. Executive officers do not receive any additional perquisites.

Potential Payments Upon Termination or Change of Control Pursuant to Employment Agreements

The Company has entered into employment agreements with each of the NEOs. In addition to the compensation elements discussed above, these agreements provide for post-employment severance payments and benefits in the event of termination of employment by the Company without “cause” or by the executive for “good reason” and provide enhanced severance payments upon such terminations in connection with a “change of control” of the Company. The terms of these agreements are discussed in more detail under the Section entitled, “Employment Agreements and Potential Payments Upon Termination or Change of Control,” in this Proxy Statement. The Compensation Committee believes that these agreements are generally consistent with industry practice at the peer group companies (listed on page 37 of this Proxy Statement), provide an incentive to the applicable executive to remain with the Company, and serve to align the interests of stockholders and the executives in the event of a change of control of the Company.

Accounting and Tax Treatment of Compensation.

In approving the amount and form of compensation for the NEOs, the Compensation Committee considers all elements of the cost to the Company of providing such compensation, including accounting and tax implications. In particular, it considers the potential impact of Section 162(m) of the Internal Revenue Code. Section 162(m) which disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1 million in any taxable year for the CEO and for the three most highly compensated officers (other than the Chief Financial Officer) unless compensation is performance-based. The Compensation Committee intends to maintain flexibility to pay compensation that is not entirely deductible when the best interests of the Company would make that advisable.

Compensation Recoupment Policy

The Board has adopted a compensation recoupment or “clawback” policy, applicable to all officers subject to Section 16 of the Exchange Act. Under this policy, the Board and the Compensation Committee will pursue recoupment of any excess compensation, including incentive cash bonuses, restricted stock, stock options or other compensation, which was awarded to a covered officer based on financial statements of the Company where such statements are required to be restated as a result of the gross negligence, intentional misconduct or fraud of the covered officer. In addition to recoupment, the Board or Compensation Committee shall take such other remedial actions deemed necessary against a covered employee, including recommending disciplinary actions up to and including termination and other available remedies. The recovery period for recoupment of any compensation is up to three fiscal years preceding the date on which the Company is required to prepare and file the restated financial statements. This policy has been proactively adopted in advance of final guidance under Section 954 of the Dodd-Frank Act, and will be amended to conform with this Section when final guidance is available.

Compensation Tables

Summary Compensation Table

The following table summarizes the compensation of our CEO and the other NEOs, for the fiscal years ended December 31, 2014, 2013 and 2012:

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards[1] ($)	Option Awards[2] ($)	Non-Equity Incentive Plan Compensation[3] ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All other Compen- sation[4] ($)	Total ($)
Douglas A. Michels	2014	$580,139		$507,606	$761,400	$620,000	—	$4,000	$2,473,145
President and Chief Executive	2013	$563,408		$440,003	$659,799	$469,470		$4,000	$2,136,680
Officer	2012	$548,750		$414,007	$990,784	$196,600		$4,000	$2,154,141

Ronald H. Spair	2014	$455,677		$256,941	$385,411	$322,970	—	$4,000	$1,424,999
Chief Financial Officer	2013	$442,450		$240,798	$361,091	$263,390		$4,000	$1,311,729
and Chief Operating Officer	2012	$429,308		$247,202	$617,321	$166,600		$4,000	$1,463,831

Anthony Zezzo II	2014	$375,812		$166,524	$249,779	$206,840	—	—	$998,955
Executive Vice President	2013	$362,000		$79,637	$119,424	$193,320		—	$752,381
Marketing and Sales	2012	$361,359		$119,004	$178,500	—		—	$659,043

Jack E. Jerrett	2014	$327,631		$102,401	$153,599	$207,850	—	$4,000	$795,481
Senior Vice President	2013	$319,662		$106,077	$159,070	$133,180		$4,000	$721,989
and General Counsel	2012	$311,538		$114,000	$171,001	$83,900		$4,000	$684,439

Mark L. Kuna	2014	$261,783		$81,439	$122,161	$127,060	—	$4,000	$596,443
Senior Vice President,	2013	$254,183		$83,983	$125,932	$105,920		$4,000	$574,018
Finance, Controller and	2012	$246,615		$90,078	$135,093	$71,800		$4,000	$547,586
Assistant Secretary

(1)

The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to the NEOs during the applicable year, computed in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 8 to the Company’s audited consolidated financial statements for the year ended December 31, 2014, included in the Company’s Annual Report on Form 10-K filed with the SEC on March 12, 2015 (the “2014 10-K Report”).

(2)

The values set forth in this column reflect the aggregate grant date fair value of stock option awards made to the NEOs during the applicable year, computed in accordance with FASB ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth for the applicable year of award in footnote 8 to the Company’s audited consolidated financial statements for the year ended December 31, 2014, included in the Company’s 2014 10-K Report.

(3)

The indicated amounts reflect incentive cash bonuses paid to the NEOs pursuant to an Incentive Plan, based on performance during the applicable year. For a description of incentive cash bonus payments for performance during 2014, see the Section entitled, “2014 Annual Incentive Cash Bonuses,” in the CD&A. The 2014 amounts include special achievement awards for Messrs. Zezzo and Jerrett of $40,000 and $10,000, respectively, for their contributions in negotiating the HCV co-promotion agreement with AbbVie.

(4)

The indicated amounts reflect cash contributed to a 401(k) profit sharing plan as an employer-matching contribution, which was offered to all employees of the Company during each of the indicated years.

Grants of Plan-Based Awards During 2014

The following table summarizes information concerning possible incentive cash bonuses and possible and actual restricted stock and stock option awards for the NEOs during the fiscal year ended December 31, 2014 as well as possible payouts under the 2014 Incentive Plan:

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards[2]			Estimated Possible Payouts Under Equity Incentive Plan Awards[3]			All other Stock Awards: Number of Shares of Stock or Units[4] (#Shs.)	All other Option Awards: Number of Securities Underlying Options[4] (#Shs.)	Exercise or Base Price of Option Awards[5] ($/Sh)	Grant Date Fair Value of Stock and Option Awards[6] ($)

Name	Grant Date[1]	Threshold ($)	Target ($)	Maximum ($)	Threshold (# Shs.)	Target (# Shs.)	Maximum (# Shs.)
Douglas A. Michels	2/03/14	—	—	—	—	—	—	88,820			$507,606
President and	2/03/14	—	—	—	—	—	—	—	254,054	$5.715	$761,400
Chief Executive	N/A	$203,322	$406,644	$609,966	59,213 RS	78,950 RS	98,688 RS	—	—	—	N/A
Officer	N/A	—	—	—	169,369 SO	225,826 SO	282,282 SO	—	—	—	N/A

Ronald H. Spair	2/03/14	—	—	—	—	—	—	44,959	—	—	$256,941
Chief Financial	2/03/14	—	—	—	—	—	—	—	128,599	$5.715	$385,411
Officer and	N/A	$114,073	$228,145	$342,218	27,906 RS	38,758 RS	49,610 RS	—	—	—	N/A
Chief Operating	N/A	—	—	—	79,820 SO	110,861 SO	141,902 SO	—	—	—	N/A
Officer

Anthony Zezzo II	2/03/14	—	—	—	—	—	—	29,138	—	—	$166,524
Executive Vice	2/03/14	—	—	—	—	—	—	—	83,343	$5.715	$249,779
President,	N/A	$75,296	$150,592	$225,888	19,003 RS	25,337 RS	31,671 RS	—	—	—	N/A
Marketing and Sales	N/A	—	—	—	54,354 SO	72,472 SO	90,591 SO	—	—	—	N/A

Jack E. Jerrett	2/03/14	—	—	—	—	—	—	17,918	—	—	$102,401
Senior Vice	2/03/14	—	—	—	—	—	—		51,251	$5.715	$153,599
President	N/A	$57,400	$114,800	$172,200	12,318 RS	16,798 RS	21,277 RS	—	—	—	N/A
and General Counsel	N/A	—	—	—	35,235 SO	48,048 SO	60,861 SO	—	—	—	N/A

Mark L. Kuna	2/03/14	—	—	—	—	—	—	14,250	—	—	$81,439
Senior Vice	2/03/14	—	—	—	—	—	—		40,761	$5.715	$122,161
President,	N/A	$45,874	$91,747	$137,621	9,797 RS	13,360 RS	16,922 RS	—	—	—	N/A
Finance, Controller and Assistant Secretary	N/A	—	—	—	28,023 SO	38,213 SO	48,403 SO	—	—	—	N/A

[1]

Annual incentive equity awards to NEOs, consisting of a combination of restricted stock (“RS”) and stock options (“SO”), were determined for 2014 pursuant to the LTIP, based on performance during 2013. Annual equity awards made during 2014 were approved by the Compensation Committee effective on February 3, 2014. For a description of these equity awards and their terms, see the Section entitled, “2014 Long-Term Incentive Awards,” in the CD&A.

[2]

The indicated amounts represent potential incentive cash bonus payments to the NEOs under the 2014 Incentive Plan. On January 20, 2015, bonus payments under the 2014 Incentive Plan were approved by the Compensation Committee for the NEOs, based on performance during 2014. A further description of the payments approved under the 2014 Incentive Plan is set forth in the Section entitled, “2014 Annual Incentive Cash Bonuses,” in the CD&A.

[3]

The indicated amounts represent the potential number of shares which could have been granted to the NEOs in 2014 in the form of restricted stock and stock options pursuant to the LTIP, based on each officer’s performance during 2013. For restricted stock, the individual share numbers were calculated by dividing 40% of the long-term incentive targets for each NEO set forth in the LTIP by the mean between the high and low sales price of the Common Stock as reported by NASDAQ on the date of grant. For stock options, the individual option numbers were calculated by dividing 60% of the long-term incentive targets for each NEO set forth in the LTIP by the corresponding estimated Black-Scholes value of the Company’s Common Stock on the date of grant.

[4]

The indicated amounts represent the actual number of restricted shares or stock options granted to the NEOs in 2014 under the LTIP, based on performance during 2013. Specific RS and SO awards were approved by the Compensation Committee for the NEOs effective on February 3, 2014 based on performance during 2013. A further description of these equity awards and their terms is set forth in the Section entitled, “2014 Long-Term Incentive Awards,” in the CD&A.

[5]

The exercise price for stock options is the fair market value of the Company’s Common Stock on the date of grant, which is calculated as the mean between the high and low sales price of the Common Stock as reported by NASDAQ on such date.

[6]	The indicated amounts represent the grant date fair value calculated in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at December 31, 2014

The following table summarizes information regarding unexercised stock options and unvested restricted stock held by the NEOs as of December 31, 2014:

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Douglas A. Michels President and Chief Executive Officer	67,500	--		--	$9.56	1/23/2016	--		--	--
	45,000	--		--	$8.28	2/01/2017	--		--	--	--
	56,250	--		--	$8.06	2/01/2018	--		--	--	--
	90,990	--		--	$2.81	1/23/2019	--		--	--	--
	102,365	--		--	$5.19	1/25/2020	--		--	--	--
	185,245	8,0553(a	)	--	$6.63	2/01/2021	--		--	--	--
	142,342	58,6123(b	)	--	$11.30	2/01/2022	--		--	--	--
	83,363	98,5203(c	)	--	$7.05	2/01/2023	--		--	--	--
	--	254,0543(d	)	--	$5.72	2/03/2024	--		--	--	--
	--	--		--	--	--	12,218	3(e)	$123,891	--	--
	--	--		--	--	--	41,637	3(f)	$422,199	--	--
	--	--		--	--	--	88,820	3(g)	$900,635	--	--

Ronald H. Spair Chief Financial Officer and Chief Operating Officer
	27,000	--		--	$9.56	1/23/2016	--		--	--	--
	45,000	--		--	$8.28	2/01/2017	--		--	--	--
	45,500	--		--	$8.06	2/01/2018	--		--	--	--
	18,720	--		--	$2.81	1/23/2019	--		--	--	--
	82,815	--		--	$5.19	1/25/2020	--		--	--	--
	111,262	4,8384(a	)	--	$6.63	2/01/2021	--		--	--	--
	88,687	36,5204(b	)	--	$11.30	2/01/2022	--		--	--	--
	45,622	53,9184(c	)	--	$7.05	2/01/2023	--		--	--	--
	--	128,5994(d	)	--	$5.72	2/03/2024	--		--	--	--
	--	--		--	--	--	7,295	4(e)	$73,971	--	--
	--	--		--	--	--	22,786	4(f)	$231,050	--	--
	--	--		--	--	--	44,959	4(g)	$455,884	--	--

Anthony Zezzo II Executive Vice President, Marketing and Sales	112,604	2,3965(a	)	--	$5.94	1/03/2021	--		--	--	--
	25,644	10,5605(b	)	--	$11.30	2/01/2022	--		--	--	--
	15,089	17,8325(c	)	--	$7.05	2/01/2023	--		--	--	--
	--	83, 3435(d	)	--	$5.72	2/03/2024	--		--	--	--
	--	--		--	--	--	3,512	5(e)	$35,612	--	--
	--	--		--	--	--	7,536	5(f)	$76,415	--	--
	--	--		--	--	--	29,138	5(g)	$295,459	--	--

	Option Awards[1]						Stock Awards[1]
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options[2] (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/Sh.)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested[2] (#)		Market Value of Shares or Units of Stock That Have Not Vested[8] ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jack E. Jerrett Senior Vice President and General Counsel	18,000	--		--	$9.56	1/23/2016	--		--	--	--
	12,000	--		--	$8.28	2/01/2017	--		--	--	--
	12,000	--		--	$8.06	2/01/2018	--		--	--	--
	6,065	--		--	$2.81	1/23/2019	--		--	--	--
	30,350	--		--	$5.19	1/25/2020	--		--	--	--
	23,958	1,0426(a	)	--	$6.63	2/01/2021	--		--	--	--
	24,567	10,1166(b	)	--	$11.30	2/01/2022	--		--	--	--
	20,098	23,7526(c	)	--	$7.05	2/01/2023	--		--	--	--
	--	51,2516(d	)	--	$5.72	2/03/2024	--		--
	--	--		--	--	--	3,364	6(e)	$34,111	--	--
	--	--		--	--	--	10,038	6(f)	$101,785	--	--
	--	--		--	--	--	17,918	6(g)	$181,689	--	--
Mark L. Kuna Senior Vice President, Finance, Controller and Assistant Secretary

	15,000	--		--	$8.28	2/01/2017	--		--	--	--
	15,000	--		--	$8.06	2/01/2018	--		--	--	--
	6,956	--		--	$2.81	1/23/2019	--		--	--	--
	15,175	--		--	$5.19	1/25/2020	--		--	--	--
	32,295	1,4057(a	)	--	$6.63	2/01/2021	--		--	--	--
	19,408	7,9927(b	)	--	$11.30	2/01/2022	--		--	--	--
	15,911	18,8047(c	)	--	$7.05	2/01/2023	--		--	--	--
	--	40,7617(d	)	--	$5.72	2/03/2024	--		--	--	--
	--	--		--	--	--	2,658	7(e)	$26,952	--	--
	--	--		--	--	--	7,947	7(f)	$80,583	--	--
	--	--		--	--	--	14,250	7(g)	$144,495	--	--
	--										--

[1]	The table does not include restricted stock or stock options awarded to the NEOs in February 2015 pursuant to the LTIP in respect of performance during 2014.

[2]	Stock options vest over four years, with the first 25% vesting on the first anniversary of the grant date and the remaining 75% vesting on a monthly basis over the next three years following the first anniversary of the grant date. Grants of restricted stock vest over a three-year period, with one-third vesting on the first anniversary of the grant date, a second third vesting on the second anniversary and the final third vesting on the third anniversary.

[3]	The indicated stock options and restricted stock vest as follows:

(a)	4,027 options on January 1 and February 1, 2015;
(b)	4,186 options on the 1st of each month, from January 1, 2015 through February 1, 2016;
(c)	3,789 options on the 1st of each month, from January 1, 2015 through February 1, 2017;
(d)	63,513 options on February 3, 2015 and 5,293 options on the 3rd of each month, from March 3, 2015 through February 3, 2018;
(e)	12,218 restricted shares on February 1, 2015;
(f)	20,818 restricted shares on February 1, 2015 and 2016; and
(g)	29,607 restricted shares on February 3, 2015, 2016 and 2017.

[4]	The indicated stock options and restricted stock vest as follows:

(a)	2,419 options on January 1, 2015 and February 1, 2015;
(b)	2,608 options on the 1st of each month, from January 1, 2015 through February 1, 2016;
(c)	2,074 options on the 1st of each month, from January 1, 2015 through February 1, 2017;
(d)	31,150 options on February 3, 2015 and 2,707 options on the 3rd of each month, from March 3, 2015 through February 3, 2018;
(e)	7,295 restricted shares on February 1, 2015;
(f)	11,393 restricted shares on February 1, 2015 and 2016; and
(g)	14,986 restricted shares on February 3, 2015, 2016 and 2017.

[5]	The indicated stock options and restricted stock vest as follows:

(a)	2,396 options on January 3, 2015;
(b)	754 options on the 1st of each month, from January 1, 2015 through February 1, 2016;
(c)	686 options on the 1st of each month, from January 1, 2015 through February 1, 2017;
(d)	20,836 options on February 3, 2015 and 1,736 options on the 3rd of each month, from March 3, 2015 through February 3, 2018;
(e)	3,512 restricted shares on February 1, 2015;
(f)	3,768 restricted shares on February 1, 2015 and 2016; and
(g)	9,713 restricted shares on February 3, 2015, 2016 and 2017.

[6]	The indicated stock options and restricted stock vest as follows:

(a)	521 options on January 1, 2015 and February 1, 2015;
(b)	723 options on the 1st of each month, from January 1, 2015 through February 1, 2016;
(c)	913 options on the 1st of each month, from January 1, 2015 through February 1, 2017;
(d)	12,813 options on February 3, 2015 and 1,068 options on the 3rd of each month, from March 3, 2015 through February 1, 2018;
(e)	3,364 restricted shares on February 1, 2015;
(f)	5,019 restricted shares on February 1, 2015 and 2016; and
(g)	5,973 restricted shares on February 3, 2015, 2016 and 2017.

[7]	The indicated stock options and restricted stock vest as follows:

(a)	703 options on January 1, 2015 and February 1, 2015;
(b)	571 options on the 1st of each month, from January 1, 2015 through February 1, 2016;
(c)	723 options on the 1st of each month, from January 1, 2015 through February 1, 2017;
(d)	10,190 options on February 3, 2015 and 849 options on the 3rd of each month, from March 3, 2015 through February 3, 2018;
(e)	2,658 restricted shares on February 1, 2015;
(f)	3,974 restricted shares on February 1, 2015 and 2016; and
(g)	4,750 restricted shares on February 1, 2015, 2016 and 2017.

[8]	The indicated values were determined by multiplying the number of unvested shares of restricted stock shown in this table by $10.14 per share, the closing price of the Company’s Common Stock as reported by NASDAQ on December 31, 2014.

Option Exercises and Stock Vested During 2014

The following table summarizes information with respect to the exercise of stock options and vesting of restricted stock for each of the NEOs during the fiscal year ended December 31, 2014:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise[1] ($)	Number Of Shares Acquired on Vesting (#)	Value Realized on Vesting[2] ($)
Douglas A. Michels President and Chief Executive Officer	12,597	50,287	74,097	456,574
Ronald H. Spair Chief Financial Officer and Chief Operating Officer	27,000	118,484	35,555	203,195
Anthony Zezzo II Executive Vice President, Marketing and Sales	—	—	32,280	209,105
Jack E. Jerrett Senior Vice President and General Counsel	15,000	59,880	12,016	68,671
Mark L. Kuna Senior Vice President, Finance, Controller and Assistant Secretary	—	—	11,532	65,905

[1]	The indicated amounts represent the number of shares acquired upon the exercise of options multiplied by the difference between the market value of the Company’s Common Stock on the applicable exercise date and the option exercise price.

[2]

The indicated amounts were calculated by multiplying the number of restricted shares acquired upon vesting by the market value of the Company’s Common Stock on the applicable vesting date. The market value was determined by calculating the mean between the high and low sales prices of the Common Stock as reported by NASDAQ on the vesting date.

Retirement Benefits

The NEOs are eligible to participate in our 401(k) Plan on the same terms and conditions applicable to all of our employees. For a further description of the terms of the 401(k) Plan, see the Section entitled, “Retirement Programs,” in the CD&A.

Nonqualified Deferred Compensation

The OraSure Technologies, Inc. Deferred Compensation Plan (the “Plan”) is a non-qualified deferred compensation plan designed to provide deferred compensation benefits to a select group of the Company’s highly compensated employees, including all of the NEOs, and to non-employee members of the Board.

The Plan allows for deferrals by participants of up to 100% of their annual base salaries (or in the case of non-employee Directors, 100% of fees payable under the Company’s Non-Employee Director Compensation Policy) and up to 100% of annual incentive cash bonuses and, upon vesting, restricted shares of the Company’s Common Stock awarded under the Company’s Stock Award Plan. The Company may also make discretionary contributions to the accounts of employees participating in the Plan. Cash balances in participants’ accounts may be invested in a list of investment options that are similar to the fund choices offered in the Company’s 401(k) plan. Participants will be permitted to sell vested restricted shares in their accounts, subject to compliance with the Company’s Insider Trading Policy and applicable securities laws, and invest the proceeds of any such sale in the investment options available under the Plan. Participants will be 100% vested in their accounts and the restricted shares they defer, except that Company contributions will vest over one or more years as determined by the Company. In the event of death, disability or change of control, a participant will become 100% vested in any then unvested Company contributions.

Participants may elect to receive a distribution from his or her account upon a specified date, separation from service, change of control, disability and/or death. Distributions will be made in a lump sum or installments, as allowed under the Plan.

Amounts contributed to a participant’s account through elective deferrals or through the Company’s discretionary contributions are generally not subject to income tax, and the Company does not receive a deduction until they are distributed pursuant to the Plan.

However, cash deferrals are subject to the Federal Insurance Contributions Act Tax imposed at the time of deferral (the “FICA tax”). Deferrals of restricted shares are subject to the FICA tax at the time the restricted shares vest, but are not subject to income tax, and the Company does not receive the deduction until the restricted shares are distributed pursuant to the Plan. The Company may amend or terminate the Plan at any time in accordance with applicable law.

The following table summarizes information for each NEO with respect to the Plan for the fiscal year ended December 31, 2014:

Name	Executive Contributions[1] ($)	Registrant Contributions ($)	Aggregate Earnings[2] ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 12/31/14[1,2] ($)
Douglas A. Michels President and Chief Executive Officer	—	—	—	—	—

Ronald H. Spair Chief Financial Officer and Chief Operating Officer	$320,663	—	$105,318	—	$834,487
Anthony Zezzo II Executive Vice President, Marketing and Sales	—	—	—	—	—

Jack E. Jerrett Senior Vice President and General Counsel	—	—	—	—	—
Mark L. Kuna Senior Vice President, Finance, Controller and Assistant Secretary	—	—	—	—	—

[1]	The indicated amounts of NEO contributions have been reported as compensation in the Summary Compensation Table.
[2]

There were no earnings or deferred compensation at above market or preferential rates and, therefore, no earnings have been reported as compensation in the Summary Compensation Table for 2014. Aggregate earnings include dividends and interest earned during the period, as well as the net unrealized appreciation of the underlying investments in the participant’s account.

Employment Agreements and Potential Payments Upon Termination or Change of Control

We have entered into employment agreements with all of our NEOs. We believe such agreements are necessary to attract and retain critical talent, and are in-line with market practices.

In March 2015, the employment agreements with Mr. Michels and the other NEOs were amended to eliminate a provision requiring the Company to pay a gross-up for excise tax payments under Section 280G of the Internal Revenue Code. In addition, Mr. Michels’ agreement was amended to change a “single trigger” change of control severance provision to a “double trigger” provision. The following summary describes the material terms of the employment agreements with Mr. Michels and the other NEOs, as so amended.

Mr. Michels’ employment agreement with the Company provides for the various components of compensation described in the CD&A. In addition, upon a termination of employment, Mr. Michels’ contract provides for certain post-employment severance and other benefits, as described below.

Mr. Michels’ employment agreement will terminate upon his death or disability. In addition, Mr. Michels may terminate his employment at any time and for any reason upon 90 days written notice to the Company or for “good reason” (as defined below). Mr. Michels’ employment agreement can also be terminated by the Company for “cause” (as defined below) or without “cause.”

As used in Mr. Michels’ agreement, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) a material diminution in Mr. Michels’ base compensation or authority, duties or responsibilities (following a change of control, such a diminution shall occur if Mr. Michels no longer functions as the sole chief executive officer of the successor organization), (iii) a material diminution in the authority, duties or responsibilities of the person to whom Mr. Michels reports, including a change in Mr. Michels’ reporting obligation from the Board to another employee of the Company, if applicable (following a change of control, such a diminution shall occur if Mr. Michels no longer reports to the board of directors of a public company), (iv) a material diminution of the budget over which Mr. Michels exercises control, or (v) a material change in Mr. Michels’ job location.

A “change of control” generally is defined to take place when disclosure of such a change would be required by the proxy rules promulgated by the SEC or when:

•	any person, or more than one person acting as a group within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations issued thereunder, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company;

•	any person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock;

•	a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or

•	a person, or more than one person acting as a group within the meaning of Code Section 409A and the regulations issued thereunder, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions.

A “change of control period” is the period which begins on the occurrence of a change of control and ends 18 months thereafter.

Upon the termination of Mr. Michels’ employment upon his death or disability, by Mr. Michels for any reason other than good reason or by the Company for cause, Mr. Michels will be entitled to receive his salary through the date of termination and any bonus approved by the Board or the Compensation Committee prior to the date of termination but not yet paid and, in the case of a termination upon his death or disability, a cash bonus for the calendar year in which termination occurs that Mr. Michels would have received but for his death or disability, prorated through the date of death or commencement of disability. Upon termination of the agreement by Mr. Michels with good reason or by the Company without cause (which includes the Company’s failure to renew the agreement), Mr. Michels would be entitled to receive his salary through the date of termination and any bonus that has been approved by the Board or the Compensation Committee prior to the date of termination but not yet paid, a cash bonus for the calendar year in which termination occurs equal to Mr. Michels’ target bonus for such year, and for a period of one year after the date of termination, benefits for Mr. Michels and/or his family at levels substantially equal to those that would have been provided to them by the Company if Mr. Michels’ employment had not been terminated. If termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and does not occur during a change of control period, Mr. Michels would also receive a lump sum amount equivalent to 12 months of his annual salary. If, however, termination is for good reason or without cause (which includes the Company’s failure to renew the agreement) and occurs during a change of control period, Mr. Michels will receive a lump sum amount equivalent to 36 months of his annual salary. If Mr. Michels is a “specified employee” within the meaning of Code Section 409A at the time of the termination of his employment and any of the foregoing payments would subject him to any tax, interest or penalty under Code Section 409A or regulation thereunder, then the payment shall not be made until the first day which is at least six months after the date of termination of his employment.

Upon termination of Mr. Michels’ employment as a result of disability, for good reason, or by the Company without cause, Mr. Michels can elect to receive medical and dental insurance coverage for himself and his family under any plans offered by the Company to the extent the Company is self-insured or coverage for former employees is available on reasonable terms (as determined by the Company) from the Company’s providers of medical and dental coverage.

All stock awards granted to Mr. Michels are required to immediately vest (i) in the event of a change of control or (ii) if Mr. Michels’ employment is terminated for good reason by Mr. Michels or by the Company without cause during a change of control period, and 50% of such stock awards shall vest in the event Mr. Michels’ employment is terminated for good reason or by the Company without cause during any period other than a change of control period.

The termination and severance provisions in the employment agreements for the other NEOs are substantially similar to Mr. Michels’ employment agreement, with the following exceptions. Mr. Spair is entitled to receive severance equal to 36 months of his annual salary and Messrs. Jerrett and Kuna are entitled to receive severance equivalent to 24 months of their annual salary, rather than 36 months, in the event of a termination of their agreements for good reason or without cause during a change of control period or after a change of control. Mr. Zezzo will be entitled to receive severance equal to 24 months of his annual salary only if he is terminated for good reason or without cause during a change of control period. In the employment agreements with Messrs. Spair, Zezzo, Jerrett and Kuna, the term “good reason” means (i) a material breach of the agreement by the Company that is not cured within 30 days of written notice, (ii) a material diminution in base compensation or authority, duties or responsibilities, (iii) a material diminution in the authority, duties or responsibilities of the person to whom the executive reports, including a change in the executive’s reporting obligation from the Board to another employee of the Company, if applicable, (iv) a material diminution of the budget over which the executive exercises control, or (v) a material change in the executive’s job location.

The following table provides estimates of the potential severance and other post-termination benefits the NEOs would receive assuming their employment was terminated as of December 31, 2014:

Name	Benefit	Voluntary Termination or Termination for Cause	Termination for Death or Disability[1]	Termination for Good Reason or Without Cause Not Within Change of Control Period[1]	Termination after Change of Control (except Mr. Michels), or for Good Reason or Without Cause Within Change of Control Period[1]
Douglas A. Michels	Salary Continuation	—	—	$580,920	$1,742,760
President and Chief Executive Officer	Bonus	—	$620,000	$406,644	$406,644
	Accelerated Option Vesting	—	—	$728,711	$1,457,422
	Accelerated Restricted Stock Vesting	—	$1,446,724	$723,362	$1,446,724
	Health Care Benefits	—	—	$14,094	$14,094

	Total	—	$2,066,724	$2,453,731	$5,067,644

Ronald H. Spair	Salary Continuation	—	—	$456,290	$1,368,870
Chief Financial Officer and Chief Operating Officer	Bonus	—	$322,970	$228,145	$228,145
	Accelerated Option Vesting	—	—	$376,466	$752,932
	Accelerated Restricted Stock Vesting	—	$760,906	$380,454	$760,906
	Health Care Benefits	—	—	$13,964	$13,964

	Total	—	$1,083,876	$1,455,319	$3,124,817

Anthony Zezzo II	Salary Continuation	—	—	$376,480	$752,960
Executive Vice President, Marketing and Sales	Bonus	—	$166,840	$150,592	$150,592
	Accelerated Option Vesting	—	—	$217,029	$434,058
	Accelerated Restricted Stock Vesting	—	$407,486	$203,742	$407,486
	Health Care Benefits	—	—	$3,941	$3,941

	Total	—	$574,326	$951,784	$1,749,037

Jack E. Jerrett	Salary Continuation	—	—	$328,000	$656,000
Senior Vice President and General Counsel	Bonus	—	$197,850	$114,800	$114,800
	Accelerated Option Vesting	—	—	$151,980	$303,961
	Accelerated Restricted Stock Vesting	—	$317,586	$158,792	$317,586
	Health Care Benefits	—	—	$13,844	$13,844

	Total	—	$515,436	$767,416	$1,406,191

Mark L. Kuna	Salary Continuation	—	—	$262,135	$524,270
Senior Vice President, Finance, Controller and Assistant Secretary	Bonus	—	$127,060	$91,747	$91,747
	Accelerated Option Vesting	—	—	$121,752	$243,504
	Accelerated Restricted Stock Vesting	—	$252,030	$126,014	$252,030
	Health Care Benefits	—	—	$17,383	$17,383

	Total	—	$379,090	$619,031	$1,128,934

[1]

The indicated values for the accelerated vesting of stock options reflect (i) the number of option shares which would vest on an accelerated basis, multiplied by (ii) the excess, if any, of the $10.14 per share closing price for the Company’s Common Stock, as reported by NASDAQ on December 31, 2014, over the applicable exercise price for each option. The indicated values for the accelerated vesting of restricted stock reflect the $10.14 per share closing price on December 31, 2014 multiplied by the number of shares which would vest on an accelerated basis.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014 about the shares of Common Stock that may be issued upon the exercise of options under all of our equity compensation plans. These plans include the OraSure Technologies, Inc. Stock Award Plan (“Award Plan”), the Epitope, Inc. 1991 Stock Award Plan (the “1991 Plan”), and the Agritope, Inc. 1992 Stock Award Plan (the “Agritope Plan”). The Award Plan, the 1991 Plan and the Agritope Plan were Epitope equity compensation plans. In connection with the merger of Epitope and STC into the Company on September 29, 2000, the Award Plan was adopted by the Company, and the Company assumed the obligation to issue shares for the then outstanding stock options granted under the Award Plan, the 1991 Plan, and the Agritope Plan. Additional grants of equity compensation may only be made under the Award Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options (a)		Weighted-Average Exercise Price of Outstanding Options (b)		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	5,614,268		$7.28		4,769,742	[1]
Equity compensation plans not approved by security holders	125,552	[2]	$4.42	[2]	—

Total	5,739,820				4,769,742

[1]	Represents shares remaining available for future issuance as of December 31, 2014 under the Award Plan.

[2]	Represents shares issuable as of December 31, 2014, under options at a weighted-average exercise price of $4.42 per share, pursuant to the 1991 Plan and the Agritope Plan.

Director Compensation

Annual Fees

Under our Non-Employee Director Compensation Policy (“Director Policy”), non-employee members of the Board receive fixed annual fees for service on the Board and Committees of the Board, as set forth below. The fees are paid quarterly in arrears.

Position	Annual Fee
Board Chairman	$60,000
Non-Chairman Board Member	$40,000
Audit Chairman	$18,000
Compensation Chairman	$15,000
N&CG Chairman	$8,000
Non-Chairman Audit Member	$8,000
Non-Chairman Compensation Member	$6,000
Non-Chairman N&CG Member	$4,000

Initial Equity Awards

Non-employee Directors receive an initial grant of 40,000 stock options for the Company’s Common Stock upon joining the Board (the “Initial Grant”). An additional grant of 40,000 stock options is also made to any non-employee Director who becomes Chairman of the Board (the “Chairman Grant”). The options granted to non-employee Directors are nonqualified stock options and have an exercise price equal to the mean between the high and low sales prices of the Company’s Common Stock as quoted on the NASDAQ Stock Market on the grant date. Each Initial Grant and Chairman Grant generally vest on a monthly basis over the 24 months immediately following the grant date. Payment of the exercise price may be made in cash or by delivery of previously acquired shares of Common Stock having a fair market value equal to the aggregate exercise price.

Annual Equity Awards

Under the Director Policy, each non-employee Director receives an annual grant of restricted shares (the “Annual Grant”) of the Company’s Common Stock on the date of each annual meeting of stockholders. Annual grants are made using a value transfer award method similar to that used for our executives under the LTIP. The dollar values of the Annual Awards were determined by the Compensation Committee and Board based on advice from PM&P and an assessment of director equity awards made at comparable medical diagnostics and healthcare companies.

Under the Director Policy, Annual Grants of restricted stock are made pursuant to the values set forth in the following table:

Board Position	Award Grant Value
Chairman	$120,000
Non-Chairman Director	$80,000

The dollar value of each Annual Grant is converted into restricted stock by dividing the above values by the average of the high and low sales prices of the Company’s Common Stock, as reported on the NASDAQ Stock Market, on the grant date. Annual Grants of restricted stock will vest on the date that is twelve months from the date of grant. Non-employee Directors are permitted to direct the Company to withhold restricted stock in order to pay tax withholding obligations arising upon the vesting of such shares.

In September 2014, management compared the compensation provided under our Director Policy with the compensation paid to non-employee directors at the peer companies (listed on page 37 of this Proxy Statement) used for benchmarking executive compensation, as described above. Based on this analysis, we concluded that the mix of cash fees and annual awards of restricted stock reflects what we believe to be market practice and the compensation value provided to our non-employee Directors is consistent with the median compensation value paid by the peer companies.

Equity Award Terms

Any unvested stock options and restricted stock granted to non-employee Directors will vest in their entirety immediately upon the occurrence of a “change of control” of the Company. As defined in the Award Plan, a change of control means a change of control that would be required to be reported under the Securities Exchange Act of 1934, as amended, and would be deemed to have occurred at such time as (i) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company; (ii) any person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of stock of the Company possessing 30 percent or more of the total voting power of the Company’s stock; (iii) a majority of the members of the Board is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (iv) a person, or more than one person acting as a group within the meaning of Section 409A of the Code, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all the assets of the Company immediately before such acquisition or acquisitions. In addition, if a non-employee Director leaves the Board for any reason other than a change of control, prior to the end of the vesting period for the Annual Grant of restricted stock, such award shall immediately vest on a pro-rata basis based on the actual duration of such Director’s service to the Board during such vesting period.

Deferred Compensation

Non-employee Directors are permitted to defer all or a portion of the fees and grants of restricted stock under the Company’s Non-Qualified Deferred Compensation Plan, on terms similar to those applicable to our officers.

Director Compensation During 2014

The following table summarizes information related to compensation of non-employee Directors during the fiscal year ended December 31, 2014:

Name[1,2]	Fees Earned or Paid in Cash ($)	Stock Awards[3] ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Michael Celano	$62,000	$80,000	—	—	—	—	$142,000
Ronny B. Lancaster	$54,000	$80,000	—	—	—	—	$134,000
Charles W. Patrick[3]	$52,000	$80,000	—	—	—	—	$132,000
Roger L. Pringle	$55,950	$80,000	—	—	—	—	$135,950
Stephen S. Tang, Ph.D.	$57,050	$80,000	—	—	—	—	$137,050
Douglas G. Watson	$74,000	$119,997	—	—	—	—	$193,997

[1]	Because Messrs. Michels and Spair are officers of the Company, they are not entitled to any separate compensation for service on the Board or any Committee thereof and have not been included in this table. Gerald M. Ostrov retired from the Board on November 11, 2014 and has not been included on this table.

[2]	Non-employee Directors held the following number of restricted shares (“RSs”) and stock options (“SOs”) at December 31, 2014: Mr. Celano: 12,987 RSs; 70,000 SOs; Mr. Lancaster: 12,987 RSs; 50,000 SOs; Mr. Patrick: 12,987 RSs; 70,000 SOs; Mr. Pringle: 12,987 RSs; 195,552 SOs; Dr. Tang: 12,987 RSs; 40,000 SOs; and Mr. Watson: 19,480 RSs; 110,000 SOs. The aggregate number of stock options and restricted shares held by Messrs. Michels and Spair are set forth in the table in the Section entitled, “Outstanding Equity Awards at December 31, 2014,” in this Proxy Statement.

[3]	The indicated amounts reflect the aggregate grant date fair value of restricted stock awards made to non-employee Directors during 2014, computed in accordance with FAS ASC Topic 718. Certain assumptions used in the calculation of those amounts are set forth in footnote 8 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2014, included in the Company’s 2014 10-K Report.

PROPOSALS REQUIRING YOUR VOTE

Proposal No. 1. Election of Directors

Background

At the Annual Meeting, you will be asked to vote on the election of three Directors. A majority of the independent members of the Board have nominated Michael Celano, Douglas A. Michels and Charles W. Patrick for election as Class III Directors, for terms expiring at the Annual Meeting of Stockholders in 2018.

Each of the nominees for election as Directors is presently a member of our Board and has consented to continue to serve if re-elected to the Board. Mr. Celano joined the Board in 2006, is currently Chairman of the Audit Committee, and serves as a member of the Nominating and Corporate Governance Committee. Mr. Patrick joined the Board in 2006, and serves as a member of the Audit Committee and Nominating and Corporate Governance Committee. Mr. Michels joined the Board in 2004 and is the Company’s President and Chief Executive Officer.

We do not know of anything that would preclude any nominee from serving. However, should any nominee for any reason become unable or unwilling to serve as a Director, the persons named in the enclosed Proxy Card will vote the shares represented by each Proxy for such substitute nominee as the Board may approve.

Any vacancy that occurs on the Board that results from an increase in the number of Directors may be filled by the affirmative vote of a majority of the Directors then in office, and any other vacancy on the Board may be filled by the affirmative vote of a majority of the Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director.

Certain information with respect to each person nominated for election as a Director and each person whose term of office as a Director will continue after the Annual Meeting, including the particular experience, qualifications, attributes and skills they possess that led to the conclusion that they should serve as a Director, is set forth below.

Name	Principal Occupation	Age	Director Since
Class I (Directors Whose Terms Expire in 2016):
Stephen S. Tang, Ph.D.	President and Chief Executive Officer of The University City Science Center	54	2011
Douglas G. Watson	Chief Executive Officer of Pittencrieff Glen Associates	70	2002

Class II (Directors Whose Terms Expire in 2017):
Ronny B. Lancaster	Senior Vice President for Federal Government Relations of Assurant, Inc.	63	2003
Roger L. Pringle	President of The Pringle Company	74	2000

Ronald H. Spair	Chief Financial Officer and Chief Operating Officer of the Company	59	2006

Class III (Nominees for Terms Expiring in 2018):
Michael Celano	Chief Financial Officer of Drugscan, Inc.	56	2006

Douglas A. Michels	President and Chief Executive Officer of the Company	58	2004
Charles W. Patrick	Principal, Patrick Consulting	60	2006

Stephen S. Tang, Ph.D. became a member of the Board in April 2011. Since January 2008, Dr. Tang has served as President and Chief Executive Officer of The University City Science Center, an urban research park and business incubator owned by over thirty leading universities, medical schools and health networks in the greater Philadelphia, Pennsylvania area. Prior to that, Dr. Tang held senior management and business development positions with several firms in the life sciences industry, including Olympus America, Inc., Millennium Cell Inc. and A.T. Kearney Inc. Dr. Tang holds a B.S. degree in Chemistry from The College of William and Mary, an M.S. degree and Ph.D. in Chemical Engineering from Lehigh University and an MBA from The Wharton School of Business at the University of Pennsylvania. Dr. Tang’s extensive business experience, and in particular his experience in the life sciences industry and with strategic and business development matters, led to the conclusion that he should serve on the Company’s Board.

Douglas G. Watson became a member of the Board in May 2002 and became Chairman of the Board in March 2003. Since July 1999, Mr. Watson has been Chief Executive Officer of Pittencrieff Glen Associates, a leadership and management consulting firm, which he founded. Prior to that, Mr. Watson served as President and Chief Executive Officer of Novartis Corporation, the U.S. subsidiary of Novartis A.G., President and Chief Executive Officer of Ciba-Geigy Corporation, President of the Ciba Pharmaceuticals Division and Senior Vice President of Planning and Business Development of Ciba’s U.S. Pharmaceuticals Division. Mr. Watson holds an M.A. degree in pure mathematics from Churchill College, Cambridge University, and is a member of the Chartered Institute of Management Accountants. Mr. Watson also serves on the boards of directors of Dendreon Corporation and Wright Medical Group Inc. and previously served on the boards of directors of BioMimetic Therapeutics, Inc., Engelhard Corporation, Genta Inc., Javelin Pharmaceuticals Inc., Novartis Corporation, InforMedix Inc., BioElectronics Inc., Delcath Systems Inc. and Summit Bank Corporation. Mr. Watson’s long business career and executive-level management experience in the pharmaceutical industry, his financial and accounting expertise and his service on the boards and board committees of other private and public companies led to the conclusion that he should serve on the Company’s Board.

Ronny B. Lancaster became a member of the Board in May 2003. Since September 2005, Mr. Lancaster has served as Senior Vice President, Federal Government Relations of Assurant, Inc., a provider of specialty insurance and insurance-related products and services. Prior to that, Mr. Lancaster served as Chief Operating Officer of the Morehouse School of Medicine, Executive Assistant to the Secretary and Principal Deputy Assistant Secretary for Planning and Evaluation at the U.S. Department of Health and Human Services, General Counsel of Hamilton Enterprises, Inc., Senior Washington Representative for Blue Cross/Blue Shield Association, and Chief of the Division of Fee-For-Service Plans at the U.S. Office of Personnel Management. Mr. Lancaster received his B.A. in Economics from the Catholic University of America, his M.B.A. from the Wharton School of the University of Pennsylvania, and his J.D. degree from The Georgetown University Law Center. He is admitted to the Bars of Pennsylvania and the District of Columbia. Mr. Lancaster previously served on the board of directors of Immucor, Inc. Mr. Lancaster’s expertise in government affairs and political matters, his extensive medical and healthcare experience and his legal training led to the conclusion that he should serve on the Company’s Board.

Roger L. Pringle has served on the Board since September 2000, when the Company was formed by the merger of Epitope, Inc. (“Epitope”) and STC Technologies, Inc. Prior to that, Mr. Pringle served as Chairman of the Board and a member of the Board of Directors of Epitope, and was a director of Agritope, Inc., a plant genetics subsidiary of Epitope. Mr. Pringle is the President of The Pringle Company, a strategy and executive consulting firm in Portland, Oregon, which was founded in 1976. Mr. Pringle currently serves on the board of directors of Prolifiq Software, Inc. and previously served on the boards of directors of Bank of the Northwest, Metro One Telecommunications Inc. and North Pacific Group. Mr. Pringle received a B.S. in Business from Oregon State University and an MBA from the University of Oregon. Mr. Pringle’s long service as a member of the Board of Epitope, his professional expertise in executive selection, assessment and compensation, as well as his entrepreneurial and business leadership skills and his service on the boards of other private and public companies led to the conclusion that he should serve on the Company’s Board.

For biographical information on Mr. Spair, see the Section entitled, “Executive Officers,” in this Proxy Statement. Mr. Spair’s service as Chief Financial Officer and Chief Operating Officer of the Company, his financial and accounting expertise and his extensive business and investor relations experience led to the conclusion that he should serve on the Company’s Board.

Michael Celano became a member of the Board in October 2006. Mr. Celano has served as Chief Financial Officer of DrugScan, Inc., a clinical laboratory services company, since January 2013. Prior to that, Mr. Celano served as Chief Financial Officer of Kensey Nash Corporation, a biomaterials company from March 2009 until June 2012, and as a consultant to Royal DSM, the acquiror of Kensey Nash Corporation, from July 2012 through December 2012. From August 2007 to December 2008, Mr. Celano served as Managing Director of Aon Risk Services and prior to that, he served as Vice President, Finance and Chief Financial Officer for BioRexis Pharmaceutical Corporation, a biopharmaceutical company. Before joining BioRexis, Mr. Celano served as a partner with KPMG LLP, in charge of its Mid-Atlantic Life Sciences Practice, and was co-leader of its National Life Science Practice. Mr. Celano also was co-leader of the Life Science Practice for Arthur Andersen before he joined KPMG. Mr. Celano holds a B.S. degree in Accounting from St. Joseph’s University. Mr. Celano’s accounting and financial expertise, and specifically his long career in public accounting focused in the life sciences area, and his extensive business experience, led to the conclusion that he should serve on the Company’s Board.

For biographical information on Mr. Michels, see the Section entitled, “Executive Officers,” in this Proxy Statement. Mr. Michels’ service as President and Chief Executive Officer of the Company, his extensive business and executive-level management experience in the medical diagnostics field and his sales and marketing expertise led to the conclusion that he should serve on the Company’s Board.

Charles W. Patrick became a member of the Board in January 2006. Since 2000, Mr. Patrick has served as Principal of Patrick Consulting, a management consulting firm that helps diagnostic and technology companies develop sales, marketing and distribution strategies. From 2001 through 2011, Mr. Patrick also served as the President and Co-owner of ADS Golf, Inc., a golf equipment supplier. Prior to that time, he served as the President and Chief Executive Officer of CallNexus, Inc., a provider of virtual call center services, and Vice President of Sales and Marketing for Biosite Diagnostics, a medical diagnostics company, where he had primary responsibility for developing and achieving Biosite’s strategic sales, marketing and distribution objectives. Prior to his time at Biosite, Mr. Patrick served as World Wide Group Marketing Manager and held several other sales and marketing positions for the Diagnostics Division of Abbott Laboratories. Mr. Patrick received a B.A. degree from the University of Central Florida. Mr. Patrick previously served on the board of diaDexus, Inc. Mr. Patrick’s extensive sales and marketing background, his more than 35 years of experience in the medical diagnostics industry and his entrepreneurial skills led to the conclusion that he should serve on the Company’s Board.

Vote Required; Board Recommendation

If a quorum is present, each nominee will be elected if he receives a plurality of the votes cast by shares present in person or by Proxy and entitled to vote at the Annual Meeting. Abstentions and broker non-votes will have no effect on the required vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for the nominees, each of whom has consented to be named and to serve if elected.

Your Board recommends that you vote FOR the election of the Director nominees.

Proposal No. 2. Ratification of Appointment of Independent Registered Public Accounting Firm

Background

The Audit Committee of the Board of Directors has approved the reappointment of KPMG LLP (“KPMG”) as our independent registered public accounting firm for the 2015 fiscal year. The Audit Committee has also recommended that the Board submit the appointment of KPMG for ratification by stockholders at the Annual Meeting. Although action by the stockholders on this matter is not legally required, the Audit Committee and the Board believe it is appropriate to seek stockholder ratification of this appointment in light of the important role played by the independent registered public accounting firm in reporting on the Company’s consolidated financial statements. If this appointment is not ratified by stockholders, the Audit Committee may reconsider its appointment of KPMG for the 2015 fiscal year or in the future.

One or more representatives of KPMG are expected to be at the Annual Meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions.

Vote Required; Board Recommendation

Ratification of the appointment of KPMG requires the affirmative vote of a majority of shares present in person or by Proxy and entitled to vote at the Annual Meeting. Shares voted in person or represented by Proxy which are not voted for this ratification (by voting no or abstaining) will have the effect of voting against this proposal. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for ratification of the appointment of KPMG as our independent registered public accounting firm for the 2015 fiscal year.

Your Board recommends that the stockholders vote FOR ratification of the appointment of KPMG.

Proposal No. 3. Advisory (Non-Binding) Vote to Approve Executive Compensation

Background

Section 14A of the Exchange Act, enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”), requires that stockholders be given the opportunity to vote to approve, on an advisory (non-binding) basis, no less frequently than once every three years, the compensation of our NEOs. Based on feedback received at our 2011 Annual Meeting, the Board determined that such a vote should be held on an annual basis until the next advisory vote on frequency. Thus, following this vote, the next time the Company will hold a non-binding advisory vote on the compensation of our NEOs will be at our 2016 Annual Meeting of Stockholders.

The vote on the resolution recommended below is not intended to address any specific element of compensation, but rather relates to the overall compensation of our NEOs. As described more fully under the CD&A Section of this Proxy Statement and the related tables and narrative, our compensation program is performance-based and is designed to pay executives for performance by offering rewards for the achievement of pre-determined objectives. In addition, our program is designed to align the interests of executives with the interests of our stockholders, provide long-term incentives and set compensation at levels sufficiently competitive to attract, retain and motivate high quality executives, and meet strong corporate governance principles. You are urged to carefully review the CD&A Section of this Proxy Statement which contains a detailed discussion of our executive compensation program, including the 2014 compensation of our NEOs.

Recent Compensation Changes

In response to input from our stockholders, we implemented several important changes to our compensation program in order to more closely align compensation and performance for our executives

Performance Vesting Equity – Beginning with long term incentive equity awards to be made in early 2016 for performance during 2015, executives will receive 50% of their awards in the form of performance-vesting restricted stock that will vest after three years only if certain revenue growth and earnings per share targets established for that three-year period are met. The remaining 50% of each award shall consist of time-vested restricted stock that will vest in full after three years. Thus, beginning in 2016 one-half of each executive’s annual equity awards will have performance vesting and one half time-vesting. In the past, executives received annual equity awards consisting of a 60%/40% mix of stock options and restricted stock, all of which was time vested. This change strengthens our compensation program by more closely aligning executive pay with longer-term Company priorities and performance and responds to input from our stockholders urging us to adopt performance vesting for a significant portion of our executives’ long-term incentive equity awards.

Employment Agreement Changes - The employment agreements for all NEOs have been modified to eliminate the excise tax gross-up. In addition, our CEO’s employment agreement has been modified to change the “single trigger” change of control severance provision to a “double trigger” provision. These changes respond to concerns raised by stockholders.

Enhanced Stock Ownership/Retention Guidelines – The Board has recently increased the stock ownership and retention requirements for our executives as summarized below (expressed as a multiple of base salary):

Position	Old	New
President & CEO	2x	6x
Chief Financial Officer & Chief Operating Officer	1x	2x
Other Executive Officers	N/A	1x

In addition, each individual covered by these guidelines is now required to retain 50% (rather than 25%) of the net shares acquired upon the exercise of stock options and the vesting of restricted stock until the individual’s holdings of our Common Stock meet applicable ownership guidelines. These changes respond to input from stockholders by better aligning the interests of our executives with our stockholders and making our guidelines more consistent with market practice.

Limited Bonus Pool Funding Discretion – Beginning in 2015, the Board will limit its authority to make discretionary adjustments to the aggregate cash pool used to fund annual incentive bonuses for executives to +/- 10% of the aggregate pool amount otherwise determined by the funding formula for the applicable Management Incentive Plan. This change responds to input received from stockholders regarding the use of discretion in determining compensation.

Change in Compensation Committee Chairman – Following our 2014 Annual Meeting, the Board appointed Dr. Stephen S. Tang as the new Chairman to the Compensation Committee, in order to bring a fresh perspective and new leadership to this important position. This responds to concerns from stockholders regarding the alignment of executive compensation with Company performance.

Other Compensation Program Features

As described more fully in the CD&A, there are many other important features to our compensation program that illustrate our commitment to pay-for-performance and good corporate governance. A summary of the more significant of these features is set forth below:

•     Compensation is predominantly performance-based.

•     Balanced mix of cash/equity, fixed/variable, short-term/long-term compensation components.

•     Threshold financial performance objectives for annual bonus pool funding meet or exceed fiscal performance for the prior fiscal year.

•     Equity awards provide long-term incentive with three to four year vesting.

•     Total compensation targeted at 50th percentile of peer group

•     Use of peer company benchmarking and tally sheets

•     Compensation recoupment policy.

•     No hedging or pledge of our Common Stock.

•     Robust stockholder outreach on compensation/governance matters.

Vote Required; Board Recommendation

If a quorum is present, the affirmative vote of a majority of shares present, in person or by Proxy and entitled to vote at the Annual Meeting, is required to approve, on an advisory (non-binding) basis, the compensation paid to NEOs. Shares voted in person or represented by Proxy which are not voted for approval of our executive compensation (by voting no or abstaining) will have the effect of voting against this proposal. Broker non-votes will not count toward the determination of whether this proposal is approved and will have no impact on the vote. In the absence of instructions to the contrary, shares of Common Stock represented by properly executed Proxies will be voted for approval of our executive compensation, as disclosed in this Proxy Statement. Because this stockholder vote is advisory, it will not be binding on the Company or the Board of Directors. However, the Compensation Committee and Board will take into account the outcome of the vote when considering future executive compensation programs and arrangements.

Based on the foregoing, the Board is requesting that stockholders vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

Your Board recommends that the stockholders vote FOR the approval of our executive compensation as described in the preceding resolution.

Annual Report

Our Annual Report to Stockholders for the year ended December 31, 2014 accompanies this Proxy Statement. Following receipt of a written request, we will provide, without charge, a copy of our Annual Report on Form 10-K for the year ended December 31, 2014, as filed with the SEC (including a list briefly describing the exhibits thereto), to any record holder or beneficial owner of our Common Stock on March 19, 2015, the record date for the Annual Meeting, or to any person who subsequently becomes such a record holder or beneficial owner. Requests should be directed to the attention of the Corporate Secretary of the Company at our address set forth in the Notice of Annual Meeting of Stockholders immediately preceding this Proxy Statement.

Deadline For Stockholder Proposals

You may submit proposals for inclusion in the proxy materials for the Company’s 2016 Annual Meeting of Stockholders. Any such proposals must meet the stockholder eligibility and other requirements imposed by rules issued by the SEC and must be received by the Company at 220 East First Street, Bethlehem, Pennsylvania 18015, Attention: Corporate Secretary, in accordance with Rule 14a-8 promulgated under the Exchange Act, not later than December 13, 2015.

In addition, our Bylaws provide that a stockholder proposal must meet certain predetermined requirements in order to be considered at the Annual Meeting. These requirements are separate from, and in addition to, the requirements discussed above to have the stockholder proposal included in the proxy materials pursuant to the SEC’s rules and regulations. In order to be considered, a stockholder’s proposal must be made in writing to the Company’s Secretary and must be delivered to or received at our principal executive offices not less than ninety (90) days nor more than one hundred twenty (120) days prior to the meeting. However, if less than one hundred (100) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. The notice to the Secretary must set forth, with respect to each matter the stockholder proposes to bring before the meeting, a brief description of the matter and the reasons for considering that matter at the Annual Meeting. The notice must also include, as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf notice of the proposed business is made: (i) the name and address of the stockholder and such beneficial owner; (ii) any material interest of such stockholder and such beneficial holder in such business; (iii) the class and number of shares of capital stock of the Company which are held of record or beneficially owned by the stockholder and such beneficial owner and any other direct or indirect pecuniary or economic interest in any capital stock of the Company of such stockholder and such beneficial owner, including without limitation, any derivative instrument, swap, option, warrant, short interest, hedge, profit sharing arrangement or borrowed or loaned shares; (iv) a representation that such stockholder intends to appear in person or by proxy at the meeting to propose the business described in its notice; and (v) any other information relating to such business matter that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder. To the extent the Board of Directors or the SEC, or a court of competent jurisdiction, deems these Bylaw provisions to be inconsistent with the right of stockholders to request inclusion of a proposal in the Company’s proxy materials pursuant to Rule 14a-8 promulgated under the Exchange Act, such rule shall prevail.

BY ORDER OF THE BOARD OF DIRECTORS

Jack E. Jerrett

Secretary

April 1, 2015

220 EAST FIRST STREET BETHLEHEM, PA 18015	VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/OSUR2015

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M84661-P62457 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ORASURE TECHNOLOGIES, INC. The Board of Directors recommends you vote FOR each of the following nominees:		For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	ELECTION OF DIRECTORS Class III (Term Expiring 2018)
Nominees:
01) Michael Celano
02) Douglas A. Michels
03) Charles W. Patrick

The Board of Directors recommends you vote FOR items 2 and 3.							For	Against	Abstain
2.	Ratification of Appointment of KPMG LLP as the Independent Registered Public Accounting Firm for Fiscal Year 2015.						☐	☐	☐
3.	Advisory (Non-Binding) Vote to Approve Executive Compensation.						☐	☐	☐
Mark Here for Address Changes or Comments SEE REVERSE				☐
NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

ADMISSION TICKET

ORASURE TECHNOLOGIES, INC.

Annual Meeting of Stockholders

Monday, May 11, 2015

10:00 a.m. (Eastern)

ArtsQuest Center at SteelStacks

101 Founders Way, Bethlehem, Pennsylvania 18015

Important notice regarding the Internet availability of proxy materials for the

Annual Meeting of Stockholders.

The Notice and Proxy Statement and 2014 Annual Report to Stockholders

are available at www.proxyvote.com.

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M84662-P62457

PROXY

2015 Annual Meeting of Stockholders

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Jack E. Jerrett and Mark L. Kuna, and each of them, proxies with full power of substitution, to vote all of the shares which the undersigned is entitled to vote at the 2015 Annual Meeting of Stockholders of OraSure Technologies, Inc. (the “Company”), to be held at the ArtsQuest Center at SteelStacks, 101 Founders Way, Bethlehem, Pennsylvania 18015 on Monday, May 11, 2015, at 10:00 a.m. (local time), and at any adjournment(s) or postponement(s) thereof, with all the powers undersigned would possess if personally present, with respect to the matters listed on the reverse side.

The shares represented by this Proxy, if properly executed, will be voted as specified on the reverse side or, if no specification is made, will be voted (i) FOR the election of the nominees listed on the reverse side as directors, (ii) FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal year 2015 and (iii) FOR the advisory (non-binding) vote to approve executive compensation of the Company’s named executive officers. If any other business properly comes before the meeting, the proxies named above will have discretionary authority to vote thereon in accordance with their best judgment.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) (Continued and to be marked, dated and signed, on the other side)